YUM! BRANDS EXECUTIVE INCOME DEFERRAL PROGRAM Plan Document for the 409A Program Restated as of January 1, 2026

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APPENDIX	Appendix
APPENDIX ARTICLE A – RDC TRANSFERS	A-1
APPENDIX ARTICLE B – CERTAIN TRANSITION RULES	B-1
APPENDIX ARTICLE C – SPINOFF OF THE COMPANY’S CHINA BUSINESS	C-1
APPENDIX ARTICLE D – ACQUISITION OF THE HABIT RESTAURANTS, LLC	D-1
APPENDIX ARTICLE E – GLOBAL RULES FOR IDENTIFYING SPECIFIED EMPLOYEES UNDER COMPANY 409A PLANS EFFECTIVE MARCH 26, 2019	E-1
APPENDIX ARTICLE F – INTERNATIONAL ADDITIONAL TERMS AND CONDITIONS RELATING TO YUM! BRANDS, INC. EXECUTIVE INCOME DEFERRAL PROGRAM	F-1

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ARTICLE I – INTRODUCTION
YUM! Brands, Inc. (the “Company”) established the YUM! Brands Executive Income Deferral Program (the “Plan”) in 1997 to permit Eligible Executives to defer compensation and other awards made under its executive compensation programs. Deferrals under the Plan that were earned and vested on or before December 31, 2004 are governed by a separate set of documents that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). The terms of the Plan that are applicable to deferrals that are subject to Section 409A, i.e., generally, deferred amounts that are earned or vested after December 31, 2004 (the “409A Program”) are governed by this document. This document sets forth the 409A Program and was initially effective as of January 1, 2005 (the “Effective Date”). Subsequently, the document for the 409A Program was restated effective January 1, 2009. Except as otherwise provided herein, this document reflects the provisions in effect from and after January 1, 2009, and the rights and benefits of individuals who are Participants in the Plan from and after that date (and of those claiming through or on behalf of such individuals) shall be governed by the provisions of this document in the case of actions and events occurring on or after the Effective Date with respect to deferrals that are subject to the 409A Program. For purposes of the preceding sentence, the term “actions and events” shall include all distribution trigger events and dates. The rights and benefits with respect to persons who only participated in the Plan prior to January 1, 2005 shall be governed by the applicable provisions of the Pre-409A Program documents that were in effect at such time, and shall not be governed by the 409A Program documents.
This document for the 409A Program has been periodically amended after the Effective Date. The current document, restated effective January 1, 2026, includes all amendments adopted through 2026. Where applicable, this document contains specific effective dates for these and certain other amendments that are effective after January 1, 2009.
Together, the documents for the 409A Program and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of the 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A, and the administration of the Plan shall be consistent with this intent.
For federal income tax purposes, the Plan is intended to be a nonqualified deferred compensation plan that is unfunded and unsecured. For purposes of ERISA, the Plan is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (i.e., an ERISA “top-hat” plan) providing benefits on an unfunded basis to a select group of management or highly compensated employees.

ARTICLE II – DEFINITIONS
When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:
2.01    Account:
The account maintained for a Participant on the books of his or her Employer to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Recordkeeper pursuant to any guidelines established by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01. In accordance with Section 5.05, some or all of a separate deferral may be held in a Risk of Forfeiture Subaccount. The Recordkeeper may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. Except as provided in Section 5.05, the Recordkeeper may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.
2.02    Act:
The Securities Exchange Act of 1934, as amended from time to time.
2.03    Base Compensation:
An Eligible Executive’s adjusted base salary, to the extent payable in U.S. dollars from an Employer’s U.S. payroll (as modified by the provisions of Section 3.01(a)). For any applicable payroll period, an Eligible Executive’s adjusted base salary shall be determined after reductions for applicable tax withholdings, tax levies, garnishments, other legally required deductions, and Executive authorized deductions that are made under any Code Section 125 or other pre-tax welfare benefit plans sponsored by the Executive’s Employer or the Company. For any applicable payroll period, an Eligible Executive’s adjusted base salary shall not include payments received by the Eligible Executive pursuant to the YUM! Brands Disability Plan.
2.04    Beneficiary:
The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Recordkeeper (or the Plan Administrator, as applicable), to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death in accordance with Section 4.02(d).
2.05    Bonus Compensation:
An Eligible Executive’s adjusted annual incentive award under his or her Employer’s annual incentive plan and/or an Executive incentive compensation plan (including the YUM! Brands Leaders Bonus Program), to the extent payable in U.S. dollars from an Employer’s U.S. payroll (as modified by the provisions of Section 3.01(a)). An Eligible Executive’s annual incentive awards shall be adjusted to reduce them for applicable tax withholdings, tax levies, garnishments, other legally required deductions, and Executive authorized deductions that are made under any Code Section 125 or other pre-tax welfare benefit plans sponsored by the Executive’s Employer or the Company.
2.06    Code:
The Internal Revenue Code of 1986, as amended from time to time.
2.07    Company:
YUM! Brands, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.
2.08    Deferral Subaccount:
A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Base Compensation, Bonus Compensation and Signing Bonus, and earnings or losses credited to such subaccount in accordance with Section 5.01(b).
2.09    Disability:
Subject to the last sentence of this Section 2.09, a Participant shall be considered to suffer from a Disability, if, in the judgment of the Plan Administrator (based on the provisions of Section 409A and any guidelines established by the Plan Administrator for this purpose), the Participant –
(a)    Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(b)    By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company (including the YUM! Brands Short-Term Disability Plan and the YUM! Brands Long-Term Disability Plan).
Solely for those Participants who are otherwise eligible for Social Security, a Participant who is determined to be totally disabled by the Social Security Administration will be deemed to satisfy the requirements of subsection (a), and a Participant who has not been determined to be totally disabled by the Social Security Administration will be deemed to not meet the requirements of subsection (a).

2.10    Distribution Valuation Date:
Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are March 31, June 30, September 30 and December 31 (on and after January 1, 2025, the Distribution Valuation Dates will be March 31, and September 30). Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the preceding business day.
2.11    Election Form:
The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Base Compensation, Bonus Compensation or Signing Bonus to be deferred and the timing and form of his or her deferral payout, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms for use as an Election Form, as it deems appropriate from time to time.
2.12    Eligible Executive:
The term, Eligible Executive, shall have the meaning given to it in Section 3.01(a)(1).
2.13    Employer:
The Company and each division, subsidiary or affiliate of the Company (if any) that is currently designated as an Employer for purposes of this Plan by the Plan Administrator. An entity shall be an Employer hereunder only for the period that it is (i) so designated by the Plan Administrator, and (ii) a member of the YUM! Brands Organization.
2.14    ERISA:
Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.15    Executive:
Any person classified (as determined by the Plan Administrator in its sole discretion) in the employment records of an Employer as an Executive who (i) is receiving remuneration for personal services rendered in the employment of the Employer, and (ii) is paid in U.S. dollars from the Employer’s U.S. payroll. Notwithstanding the foregoing sentence, any person meeting the requirements of the foregoing sentence who is working outside the U.S. shall not be included as an Executive hereunder, if applicable local law of the country in which the person is working (e.g., local law relating to the payment of compensation) does not permit the person to defer the receipt of compensation that is eligible for deferral hereunder. An individual shall not be treated as being in an Executive classification of an Employer, as of a particular time, unless the individual is formally assigned to an executive classification by the Employer as of such time. Such assignment can only be given to an individual in the unrestricted discretion of the Employer, and the purported nature of the individual’s role with the Employer is irrelevant in determining classification as an Executive under the Plan. An individual who is classified by an Employer as an independent contractor or in another non-employee position shall not be treated as an Executive. Any ambiguity or conflict in the employment records that relate to classification as an Executive shall be resolved to deny classification as an Executive. The Plan Administrator shall determine whether an individual may be classified as an Executive in its sole discretion.
2.16    Fair Market Value:
For purposes of converting a Participant’s deferrals to phantom YUM! Brands Common Stock as of any date, the Fair Market Value of such stock is the closing price on such date (or if such date is not a trading date, the first date immediately following such date that is a trading date) for YUM! Brands Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to two decimal places. For purposes of determining the cash value of a Plan distribution, the Fair Market Value of phantom YUM! Brands Common Stock is determined as the closing price on the applicable Distribution Valuation Date for YUM! Brands Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to two decimal places.
2.17    409A Program:
The program described in this document. The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.
2.18    Grant Date:
In the case of Bonus Compensation, the date in a year that a Participant’s Bonus Compensation, which is earned for services in the prior year, is granted to the Participant; in the case of a Signing Bonus, the date in a year that a newly hired Participant’s Signing Bonus is granted to the Participant (as each such date is determined in the discretion of the Company).
2.19    Key Employee:
The individuals identified in accordance with the principles set forth below.
(a)    General. Any Participant who at any time during the applicable year is:
(1)    An officer of any member of the YUM! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));

(2)    A 5-percent owner of any member of the YUM! Brands Organization ; or
(3)    A 1-percent owner of any member of the YUM! Brands Organization having annual compensation of more than $150,000.
For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. § 1.415(c)-2(a), without regard to Treas. Reg. §§ 1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g); provided, however, that effective as of the Key Employee identification date that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treas. Reg. § 1.415(c)-2(g)(5)(ii). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.
(b)    Operating Rule. The provisions of this definition shall be interpreted and applied in all respects to comply with Code Section 409A.
2.20    Matching Stock Fund:
A phantom investment fund that permits an Eligible Executive to defer Bonus Compensation and a Signing Bonus for phantom investment solely in YUM! Brands Common Stock that is matched in accordance with Section 5.02(b).
2.21    NAV:
The net asset value of a phantom unit in one of the phantom funds offered for investment under the Plan, determined as of any date in the same manner as applies on that date under the actual fund that is the basis of the phantom fund offered by the Plan.
2.22    Participant:
Any Executive who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account. An active Participant is one who is currently deferring under Section 4.01.
2.23    Performance Period:
The 12-month period (which shall generally correspond to the calendar year) for which Bonus Compensation is calculated and determined. A Performance Period shall be deemed to relate to the Plan Year in which the Performance Period ends.

2.24    Plan:
The YUM! Brands Executive Income Deferral Program, the plan set forth herein and in the Pre-409A Program documents, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).
2.25    Plan Administrator:
The Compensation Committee of the Board of Directors of the Company (Compensation Committee) or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. As of the Effective Date, the Company’s Chief People Officer is delegated the responsibility for the operational administration of the Plan. In turn, the Chief People Officer has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Date, the Chief People Officer has re-delegated certain operational responsibilities to the Recordkeeper and to the Company’s Executive Compensation Department. However, references in this document to the Plan Administrator shall be understood as referring to the Compensation Committee, the Chief People Officer, the Company’s Executive Compensation Department and any other parties delegated by the Chief People Officer other than the Recordkeeper. All delegations made under the authority granted by this Section are subject to Section 7.06.
2.26    Plan Year:
The 12-consecutive month period beginning on January 1 and ending on December 31.
2.27    Post-2023 Initial Deferrals:
Initial deferrals of Base Compensation that would otherwise be paid in 2024 or a later year and initial deferrals of Bonus Compensation that is earned for the 2024 Performance Period or a later Performance Period.
2.28    Pre-409A Program:
The portion of the Plan that governs deferrals that are not subject to Section 409A. The terms of the “Pre-409A Program” are set forth in a separate set of documents.
2.29    Pre-2024 Initial Deferrals:
Initial deferrals of Base Compensation that would otherwise be paid in 2023 or an earlier year and initial deferrals of Bonus Compensation that is earned for the 2023 Performance Period or an earlier Performance Period.
2.30    Recordkeeper:
For any designated period of time, the party that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of

Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.
2.31    Retirement:
A Participant’s Separation from Service after attaining (whichever of the following occurs earlier): (a) at least age 55 with 10 or more years of service, or (b) at least age 65 with 5 or more years of service. A Participant’s “years of service” shall be the Participant’s “years of service” earned under the YUM! Brands Retirement Plan. If a Participant is not participating in the YUM! Brands Retirement Plan, “years of service” shall be determined based on the rules applicable to the YUM! Brands Retirement Plan, as if the Participant were participating in such plan.
2.32    Second Look Election:
The term, Second Look Election, shall have the meaning given to it in Section 4.05. A Second Look Election is also sometimes referred to as a “Relook Election”.
2.33    Section 409A:
Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.
2.34    Separation from Service:
A Participant’s separation from service as defined in Section 409A, including (i) the rule that a Participant who is Disabled incurs a Separation from Service 29 months after the Participant is no longer actively rendering services to his/her Employer or the Company, and (ii) the default fifty percent (50%) test described in Treas. Reg. §1.409A-1(h)(3) to identify entities that are considered controlled affiliates of the Company. In the event a Participant also provides services other than as an Executive for the Company and its affiliates, as determined under the prior sentence, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.
2.35    Signing Bonus:
Cash compensation that is paid to an Eligible Executive upon acceptance of an offer of employment with his/her Employer, to the extent payable in U.S. dollars from an Employer’s U.S. payroll (as modified by applicable provisions of Section 3.01(a)). An Eligible Executive’s Signing Bonus shall be determined after reductions for applicable tax withholdings, tax levies, garnishments, other legally required deductions, and Executive authorized deductions that are made under any Code Section 125 or other pre-tax welfare benefit plans sponsored by the Executive’s Employer or the Company.

2.36    Specific Payment Date:
A specific date selected by an Eligible Executive that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as provided in Section 4.03 (and as applicable throughout the Plan with respect to distributions based on the attainment of age 80). The Specific Payment Dates that are available to be selected by Eligible Executives shall be determined by the Plan Administrator, and the currently available Specific Payment Dates shall be reflected on the Election Forms that are made available from time to time by the Plan Administrator. The Plan’s Specific Payment Dates from and after the Effective Date are as follows.
(a)    Effective with respect to Post-2023 Initial Deferrals and Second Look Elections that are made on or after January 1, 2024, the Specific Payment Date for a Plan Year shall be April 1.
(b)    The Specific Payment Dates for elections that precede those to which subsection (a) applies shall be:
(1)    Prior to January 1, 2025, January 1, April 1, July 1, or October 1.
(2)    Effective January 1, 2025, April 1 or October 1. Accordingly, a deferral that prior to 2025 would have been paid on January 1 of a Plan Year, in accordance with paragraph (1), shall be paid on April 1 of the Plan Year, and a deferral that prior to 2025 would have been paid on July 1 of a Plan Year, in accordance with paragraph (1), shall be paid on October 1 of the Plan Year.
2.37    Unforeseeable Emergency:
A severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)); (b) loss of the Participant’s property due to casualty; or (c) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Recordkeeper shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(3) and any guidelines established by the Plan Administrator.
2.38    U.S.:
The United States, comprised of its 50 states, the District of Columbia, and its possessions (other than Puerto Rico).
2.39    Valuation Date:
Each business day, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.
2.40    YUM! Brands Organization:
The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the YUM! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.

ARTICLE III – ELIGIBILITY AND PARTICIPATION
3.01    Eligibility to Participate:
(a)    In General.
(1)    Subject to Paragraph (2) below and the election timing rules of Article IV, an Executive shall be eligible to defer compensation under the Plan upon (i) being hired by an Employer as an Executive classified as Level 12 or above (and while he or she remains so classified) or (ii) being promoted by an Employer from being classified as below Level 12 to being classified as in a Level 12 or above Executive position. However, an Eligible Executive who makes an irrevocable election to participate for a Plan Year shall remain an Eligible Executive for the remainder of the Plan Year (i) regardless of whether such Executive is subsequently classified in a salary band below Level 12 or (ii) regardless of whether such Executive subsequently is paid in non-U.S. dollars or is paid from a non-U.S. payroll; provided that the occurrence of such events shall cut off any election that has been made that has not yet required to become irrevocable in order to be timely in accordance with Section 409A.
(2)    Notwithstanding Paragraph (1) above and subject to Section 7.06, from time to time the Plan Administrator may modify, limit or expand the class of Executives eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Executives; provided that the Plan Administrator may remove an Executive from eligibility to participate effective only as of the end of a Plan Year when the Executive has made a deferral election for such Plan Year that has become irrevocable.
(b)    During the period an individual satisfies all of the eligibility requirements of this Section, he or she shall be referred to as an Eligible Executive.
(c)    Each Eligible Executive becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Executive to the Recordkeeper (or, if authorized, the Plan Administrator) under Section 4.01.
(d)    Acquisitions and Divestitures. A written agreement between an Employer and a party that is not part of the YUM! Brands Organization regarding the purchase or sale of a business unit, division, or subsidiary (“Business”) may provide for the termination or commencement of the participation of certain Business employees in this Plan. Absent a clear and specific provision in such agreement to the contrary:
(1)    Each employee of a Business that is sold will cease being eligible for this Plan upon such sale; and
(2)    No employee of a Business that is acquired will be eligible for this Plan except as the Plan Administrator may specify.

Unless otherwise specifically provided in the agreement, for purposes of Article IX, approval and execution of a binding written agreement of acquisition or divestiture by one or more Employers is approval by the Company of a qualifying designation of Plan eligibility (or ineligibility) contained in such agreement, as well as authorization from the Company to the Plan Administrator to carry out the provisions and intent of such agreement with respect to such qualifying designation.
3.02    Termination of Eligibility to Defer:
(a)    General. An individual’s eligibility to participate actively by making deferrals (or a deferral election) under Article IV shall cease upon the “Election Termination Date” (as defined below) occurring after the earliest of:
(1)    Subject to Section 4.01(b), the date he or she Separates from Service; or
(2)    The date that the Executive ceases to be eligible under criteria described in Section 3.01(a).
An individual’s “Election Termination Date” shall be a date as soon as administratively practicable following the date in subsection (a) or (b) (or such other date as may be determined in accordance with rules of the Plan Administrator); provided that an Election Termination Date shall not affect any election already made that otherwise has become irrevocable in accordance with the rules of this Plan. However, the occurrence of an Election Termination Date shall terminate any election that has been made that is not yet required to become irrevocable in order to be timely in accordance with Section 409A.
(b)    Special Rules for an Applicable Severance Program. Notwithstanding the provisions in subsection (a) above, an individual’s eligibility to participate actively in this Plan by making deferrals (or a deferral election) under Article IV shall terminate to the extent provided in a severance program or severance arrangement of a Participant’s Employer or the Company, or an Employer’s employment or termination agreement with a Participant providing for severance pay and/or a general release of claims against the Employer (an “Approved Severance Program”). However, an Eligible Executive who makes an irrevocable election to participate for a Plan Year shall remain an Eligible Executive for the remainder of the Plan Year to the extent that he or she is receiving or will receive Base Compensation and Bonus Compensation under the Approved Severance Program; provided that the participation by a Participant in an Approved Severance Program (to the extent included in writing in the Approved Severance Program) shall cut off any election that has been made that is not yet required to be irrevocable in order to be timely in accordance with Section 409A.
3.03    Termination of Participation:
An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out; provided, however, even if a Participant’s Account is fully paid out, participation shall continue under the Plan if there is an expectation that the Participant shall be entitled to future benefits under the Plan or that a deferral will be credited to the Participant’s Account in the future (e.g., a deferral of Bonus Compensation that will be credited in a future year).
3.04    Express Waivers:
An individual is ineligible to participate if the individual is classified by the Employer as an Executive and has signed a written agreement with the Employer pursuant to which the individual either: (i) waives eligibility under this Plan, or (ii) agrees not to participate in the Plan. Subject to any applicable provisions in the Code or ERISA, written agreements may be entered into either before or after the executive becomes eligible for or begins participation in the Plan, and such written agreements may take any form that is deemed effective by the Company. This Section 3.04 shall apply effective with respect to agreements that are entered into on or after September 1, 2004. An agreement that is otherwise described in this Section 3.04 shall not bar an Executive’s participation for the period before the earliest date such agreement may apply without violating the restrictions on elections under Section 409A. The Plan Administrator shall determine eligibility pursuant to this Section 3.04 in its sole discretion.

ARTICLE IV – DEFERRAL OF COMPENSATION
4.01    Deferral Election:
(a)    Deferrals of Base Compensation.
(1)    General. Subject to the provisions of subsection (a)(2) below, each Eligible Executive may make an election to defer Base Compensation under the Plan in any whole percentage up to 85% of his or her Base Compensation in the manner described in Section 4.02. Effective as of January 1, 2023, the Plan Administrator may apply a different maximum than 85% for a Plan Year by communicating (electronically or in writing) such different maximum to Eligible Executives during the election period or periods that apply to such Plan Year. A newly Eligible Executive may only defer the portion of his or her eligible Base Compensation that is earned for services performed after the date of his or her election; provided that any Eligible Executive that becomes a new Eligible Executive after November 22nd (or if such day is not a business day, the first business day that occurs immediately prior to such day) of a Plan Year shall not be eligible to defer Base Compensation earned for services performed in the remainder of such Plan Year. Subject to the foregoing sentence, any Base Compensation deferred by an Eligible Executive for a Plan Year shall be deducted each pay period during the Plan Year for which he or she has Base Compensation and is an Eligible Executive. Base Compensation paid after the end of a Plan Year for services performed during the final payroll period of the preceding Plan Year shall be treated as Base Compensation for services in the subsequent Plan Year.
(2)    Special Rule for Significant Deferrals Prior to 2023. Notwithstanding subsection (a)(1) above, effective for Base Compensation that is paid from and after January 1, 2008 and before January 1, 2023, an Eligible Executive who is classified as below Level 14 may not elect to defer 50% or more of his or her Base Compensation for a Plan Year, unless such Eligible Executive also (i) elects to defer 100% of his or her Bonus Compensation for the same Plan Year or (ii) confirms in a separate writing (that is in addition to the Election Form) that he or she has elected to defer 50% or more of his or her Base Compensation for such Plan Year. The separate writing discussed in clause (ii) above must be submitted within the time frame required under Section 4.02(a)(1) and shall satisfy any other requirements as the Plan Administrator shall require for this purpose. If an applicable Eligible Executive does not satisfy either clause (i) or (ii) above, then any election by the Eligible Executive to defer 50% or more of Base Compensation for a Plan Year shall be treated as void and shall not become effective under Section 409A.
(b)    Deferrals of Bonus Compensation.
(1)    General Rules. Each Eligible Executive may make an election to defer under the Plan any whole percentage (up to 100%) of his or her Bonus Compensation in the manner described in Section 4.02. The percentage of Bonus Compensation deferred by an Eligible Executive for a Plan Year will be deducted from his or her payment under the applicable compensation program at the time it would otherwise be paid, provided he or she satisfies all conditions for payment that would apply in the absence of a deferral. In addition, for the Plan Year in which the Participant incurs a Separation from Service, and effective only for Plan Years before January 1, 2021, the Participant shall be eligible to defer Bonus Compensation paid for the Performance Period that relates to the Plan Year in which the Participant incurred the Separation from Service, if the Participant makes a valid and irrevocable deferral election prior to his or her Separation from Service.
(2)    Pre-2021 Special Rules for Promoted Eligible Executives. Effective only for Plan Years before January 1, 2021, an Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of a promotion from a position classified below Level 12 into a position that is classified as Level 12 or above shall only be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is promoted, if the Eligible Executive (i) is a bonus-eligible Executive for all of such Plan Year and (ii) is promoted by June 20th (or if such day is not a business day, the first business day that occurs immediately prior to such day) of the Plan Year in which the promotion occurs. If a promoted Eligible Executive does not satisfy the requirements of the previous sentence, he or she shall not be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is promoted.
(3)    Pre-2021 Special Rules for Newly Hired Eligible Executives. Effective only for Plan Years before January 1, 2021, an Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of becoming first employed by the YUM! Brands Organization shall only be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is newly hired, if the Eligible Executive is a bonus-eligible Executive for such Plan Year. In such event, the rules for the time and manner for completing the initial deferral election in Section 4.02(b) shall apply, which are structured so that the proration rules of Treas. Reg. 1.401A-2(a)(7) are inapplicable. Thus, if a valid Election Form is received prior to the date on which the Eligible Executive becomes an Executive and the Election Form is effective under Section 4.02(b) as of the date on which the Eligible Executive becomes an Executive, then the Executive shall be deemed to receive all of his or her Bonus Compensation for the Plan Year in which he or she becomes an Eligible Executive after the date of the election.
(4)    Pre-2021 Requirement Regarding Performance Criteria. Notwithstanding Subsections (b)(1), (b)(2) and (b)(3) above, but effective only for Plan Years before January 1, 2021, an Eligible Executive shall not be eligible to defer Bonus Compensation for a Plan Year unless (i) the Bonus Compensation is contingent on the satisfaction of organizational or individual performance criteria for the Performance Period that relates to the Plan Year, (ii) such criteria have been established in writing by not later than 90 days after the beginning of the applicable Performance Period, and (iii) the Bonus Compensation otherwise satisfies the requirements for performance-based compensation under Section 409A.

(c)    Election Form Rules. To be effective in deferring Base Compensation or Bonus Compensation, an Eligible Executive’s Election Form must set forth the percentage of Base Compensation or Bonus Compensation (whichever applies) to be deferred, the deferral period under Section 4.03, the form of payment under Section 4.04, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02. It is contemplated that an Eligible Executive will specify the investment choice under Section 5.02 (in multiples of 1%) for the Eligible Executive’s deferral.
4.02    Time and Manner of Deferral Election:
(a)    Deferrals of Base Compensation.
(1)    General. An Eligible Executive must make a deferral election for a Plan Year with respect to Base Compensation no later than December 31 of the year prior to the Plan Year in which the Base Compensation would otherwise be paid (the “12/31 Deadline”). Notwithstanding the prior sentence, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the 12/31 Deadline) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. In addition, the Plan Administrator may extend the election period (but not beyond the 12/31 Deadline) and cancel, not later than the 12/31 Deadline, an election made during the original election period where such cancelation is deemed appropriate by the Plan Administrator based on a change in the electing person’s status with the Company. If December 31 is not a business day, the deadline shall be the preceding day that is a business day.
(2)    New Eligible Executives. Subject to the November 22nd deadline in Section 4.01(a)(1) above, an individual who newly becomes an Eligible Executive will have 30 days from the date the individual becomes an Eligible Executive to make a deferral election with respect to Base Compensation that is earned for services performed after the election is received (the “30-Day Election Period”). Notwithstanding the prior sentence, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms in this situation, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the last day of the 30-Day Election Period) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. The 30-Day Election Period may be used to make an election for Base Compensation that otherwise would be paid in the Plan Year in which the individual becomes an Eligible Executive. In addition, the 30-Day Election Period may be used to make an election for Base Compensation that would otherwise be paid in the next Plan Year (i.e., the Plan Year following when the individual becomes an Eligible Executive), if the individual becomes an Eligible Executive not later than December 31 of a Plan Year. Thus, if a Base Compensation deferral election for a Plan Year is made in reliance on the 30-day rule, then the Plan Administrator shall apply the restriction that the election may only apply to Base Compensation earned for services performed after the date the election is received.

(b)    Deferrals of Bonus Compensation.
(1)    Continuing and Newly Promoted Executives. An Eligible Executive must make a deferral election with respect to his or her Bonus Compensation (i) for Plan Years beginning on and after January 1, 2021, by the deadline applicable under subsection (a)(1) above, and (ii) for prior Plan Years, at least six months prior to the end of the Performance Period for which the applicable Bonus Compensation is paid, and this election will be the Eligible Executive’s bonus deferral election for the Plan Year to which the Performance Period relates. The deadline stated in the prior sentence applies to both continuing Eligible Executives and individuals who newly become Eligible Executives due to a promotion. Accordingly, in the case of Plan Years before January 1, 2021, if an individual becomes an Eligible Executive during a Plan Year as a result of a promotion and is eligible to defer Bonus Compensation under Section 4.01(b)(2) for such Plan Year, such Eligible Executive must make a deferral election for Bonus Compensation that is earned for the Performance Period that relates to the Plan Year in which he or she is promoted at least six months prior to the end of the applicable Performance Period. Notwithstanding the first sentence of this paragraph, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms for Bonus Compensation, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this paragraph) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. In addition, the Plan Administrator may extend the election period (but not beyond the date specified by the first sentence of this paragraph) and cancel, not later than such deadline, an election made during the original election period where such cancelation is deemed appropriate by the Plan Administrator based on a change in the electing person’s status with the Company.
(2)    Pre-2021 Rules for Newly Hired Eligible Executives. Effective only for Plan Years before January 1, 2021, an Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of becoming first employed by the YUM! Brands Organization and is eligible to make a deferral of Bonus Compensation under Section 4.01(b) for such Plan Year must make such election as follows –
(A)    If such Eligible Executive is newly hired by June 20th (or if such day is not a business day, the immediately preceding business day), such Eligible Executive must make a deferral election for Bonus Compensation that is earned for the Performance Period that relates to the Plan Year in which he or she is newly hired at least six months prior to the end of the applicable Performance Period; and
(B)    If such Eligible Executive is hired after June 20th (or if such day is not a business day, the immediately preceding business day), such Eligible Executive must submit a deferral election prior to his or her hire date or otherwise prior to rendering services as an Executive, and such Election Form will be effective immediately upon the individual’s hire date or otherwise upon commencement of his or her services as an Executive.
Notwithstanding subparagraph (A) above, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms for Bonus Compensation, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this paragraph) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. Effective January 1, 2021, a newly hired Eligible Executive (or an executive who newly becomes an Eligible Executive) may not make an election to defer Bonus Compensation that is earned for the Performance Period that relates to the Plan Year in which he or she is newly hired (or newly becomes an Eligible Executive).
(c)    General Provisions. A separate deferral election under (a) or (b) above must be made by an Eligible Executive for each category of a Plan Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Recordkeeper (or, if authorized, the Plan Administrator) by the prescribed time in (a) and (b) above, the Eligible Executive will be deemed to have elected not to defer any Base Compensation or Bonus Compensation, as the case may be, for the applicable Plan Year. An election is generally irrevocable by the Eligible Executive once received and determined by the Plan Administrator to be properly completed (and a final determination of absolute irrevocability shall be applied by the Plan Administrator not later than the last date under Section 409A for making the election in question). Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted during a Plan Year.
(d)    Beneficiaries. To the extent not inconsistent with applicable local law (as determined by the Plan Administrator), a Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator or Recordkeeper shall require from time to time. The Beneficiary designation must also be filed with the Recordkeeper (or the Plan Administrator, if applicable) prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Recordkeeper or Plan Administrator, shall be void and of no effect. In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received under the Pre-409A Program or prior to the Effective Date shall be considered. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Recordkeeper (or

Plan Administrator, if applicable) prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account; provided, however, even if the Account has been fully paid out, status as a Beneficiary shall continue under the Plan if there is an expectation that the Beneficiary shall be entitled to future benefits under the Plan or that a deferral will be credited to the Account in the future (e.g., a deferral of Bonus Compensation that will be credited in a future year).
4.03    Period of Deferral:
An Eligible Executive making a deferral election shall specify a deferral period on his or her Election Form as follows: (i) in the case of Post-2023 Initial Deferrals, by designating either a Specific Payment Date, and/or a deferral period based on his or her Retirement (with each subject to earlier payment as a lump sum in connection with a Separation from Service that is not a Retirement), and (ii) in the case of earlier initial deferrals, by designating either a Specific Payment Date, and/or a deferral period based on his or her Separation from Service. Any such deferral election must also be consistent with any additional administrative requirements that the Plan Administrator applies to initial elections. In the case of an election based on Retirement or Separation from Service, the deferral period shall extend (in accordance with Section 6.03(e)) to the payment date that is at least six months after he or she incurs a Retirement/Separation from Service. In the event that no deferral period is selected, the default shall be Separation from Service (and this too shall be subject to delayed payment in accordance with Section 6.03(e)). Except as necessary to conform to Section 6.03(e) (which will apply when Separation from Service occurs shortly before an Eligible Executive’s 80th birthday and triggers a distribution right), in no event shall an Eligible Executive’s deferral period end later than the applicable payment date that occurs on or immediately after his or her 80th birthday, regardless of whether the Participant chose a single lump sum or installments as the form of payment. Accordingly, an initial election may not specify a Specific Payment Date that is after the Eligible Executive’s 80th birthday. In addition, for the avoidance of doubt, an Eligible Executive’s designation of the date he or she incurs a Separation from Service as the end of the deferral period shall also be subject to earlier payment based on the Eligible Executive’s 80th birthday, if the 80th birthday occurs on or before his or her Separation from Service date. When payment is made based on the Eligible Executive’s 80th birthday, the Eligible Executive’s payment will be made in a lump sum as of the Specific Payment Date that occurs on or just after this 80th birthday (based on the particular date of payment that applies to the deferral in question in accordance with the definition of “Specific Payment Date”). Notwithstanding an Eligible Executive’s actual election of a Specific Payment Date, Retirement and/or Separation from Service, an Eligible Executive shall be deemed to have elected a period of deferral of not less than:
(a)    For Base Compensation, at least two (2) years after the end of the Plan Year during which the Base Compensation would have been paid absent the deferral; and
(b)    For Bonus Compensation or a Signing Bonus, at least two (2) years after the Grant Date of the Bonus Compensation or the Signing Bonus, as applicable.

This is the minimum deferral period under the Plan. In the case of a deferral to a Specific Payment Date, if an Eligible Executive’s Election Form either fails to specify a period of deferral or specifies a period less than the applicable minimum, the Eligible Executive shall be deemed to have selected the Specific Payment Date that occurs on or immediately following the end of the minimum period of deferral as provided in subsections (a) and (b) above. In the case of a deferral to Separation from Service, if an Eligible Executive’s Election Form specifies Separation from Service (including by specifying Retirement or pursuant to a default provision in the Election Form or Plan) and the Eligible Executive Separates from Service prior to the end of the minimum period of deferral as provided in subsections (a) and (b) above, the applicable Deferral Subaccount(s) shall be distributed after the end of the applicable minimum deferral period (subject to the provisions of Section 6.03(e) that require delayed payment when payment is triggered by a Separation from Service and the provisions of Section 6.03(e) that indicate the dates on which payment will occur when payment is triggered by a Separation from Service). Notwithstanding the two preceding sentences, if a deferral election for a period equal to the minimum period of deferral would extend beyond when the Eligible Executive will attain age 80, the Eligible Executive shall not be permitted to make the deferral election (and any such deferral election submitted by an Eligible Executive shall be void). The restriction in the prior sentence applies to both an election of a Specific Payment Date or an election for payment based on Separation from Service.
4.04    Form of Deferral Payout:
An Eligible Executive making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments. Any election of installment payments shall be subject to the installment period limits and the frequency and time of payment limits described below and, subject to these limits, the election shall specify (i) the fixed number of years over which installments shall be paid, and (ii) the frequency and time for payment of the installments.
(a)    Effective with respect to Post-2023 Initial Deferrals and Second Look Elections that are made on or after January 1, 2024, the following limits apply.
(1)    The maximum installment period limit shall be 10 years (the durational limit) or the period until the Executive’s 80th birthday (the age limit) if earlier, and the installment periods available that are shorter than the durational limit are solely 2 and 5 years.
(2)    The frequency limit shall be annual, and the time of payment date of the annual installment shall be April 1.
(b)    The limits for elections that are not subject to subsection (a) above shall be as follows:
(1)    The maximum installment period limit shall be 20 years (the durational limit) or the period until the Executive’s 80th birthday (the age limit) if earlier,

and shorter installment periods were available in accordance with the terms of the applicable Election Form.
(2)    The frequency limit shall be annual, semi-annual or quarterly, and the available time of payment dates of the installments shall be January 1, April 1, July 1 and October 1. Notwithstanding the preceding sentence, effective as January 1, 2025 in accordance with Section 2.36(b)(2), the frequency limit is semi-annual, and the available time of payment dates of the installments shall be April 1 and October 1.
If an Eligible Executive elects installments for a period extending beyond the durational limit applicable above, such election shall be treated as void. If an Eligible Executive elects installments for a period extending beyond the age limit applicable above, the amount to be distributed in connection with each installment payment shall be initially determined in accordance with Section 6.06 and the Eligible Executive’s election by assuming that the installments shall continue for the full number of installments that are elected (to the extent not greater than the durational limit), and then the entire remaining amount of the relevant Deferral Subaccount shall be distributed on the installment payment date that occurs on or immediately after the Eligible Executive’s 80th birthday. In the event that no form of payment election is made, the default shall be a lump sum payment.
4.05    Second Look Election:
(a)    In General. Subject to Subsection (b) below, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article (or an initial deferral was made pursuant to Section 4.06) may subsequently make one or more additional elections regarding the time and/or form of payment of his or her deferral to the extent permitted by the Plan Administrator at the applicable time. However, a Participant is only permitted to make one Second Look Election on or after January 1, 2024 with respect to each of the Participant’s separate deferrals under the Plan (regardless of whether there has been a previous Second Look Election, or the number of previous Second Look Elections, with respect to the Participant’s separate deferral). This opportunity to modify the Participant’s initial election is referred to in this Plan as a “Second Look Election” (and is also referred to administratively as a “Relook Election”).
(b)    Requirements for Second Look Elections. A Second Look Election is subject to all of the conditions of subsection (a) above and must comply with all of the following requirements, which shall be applied by taking into account any default payment related to Separation from Service that applies under the terms of Article VI:
(1)    If a Participant’s initial election for a deferral (or the latest valid Second Look Election) specified payment based on a Specific Payment Date, the Participant may only change the payment terms for such deferral through a current Second Look Election if the election is made at least 12 months before the Participant’s original (or if applicable, last subsequently elected) Specific Payment Date, not taking into account any payment delay applicable under Section 6.03(e). In addition, in this case the Participant’s Second Look Election must provide for a new Specific Payment Date that is at least 5 years after the original (or if applicable, last subsequently elected) Specific Payment Date. The Specific Payment Date applicable pursuant to a Second Look Election may not be after the Participant’s 80th birthday, and if this would be necessary to comply with 5-year rule stated above, then a Second Look Election may not be made. A Second Look Election to change a Specific Payment Date election with respect to Post-2023 Initial Deferrals remains subject to payment based on Separation from Service before Retirement if the Participant is not yet eligible for Retirement at the time the Second Look Election is being made.
(2)    Subject to the special rules in subsection (c), if a Participant’s initial election specified payment based on the Participant’s Separation from Service (including by specifying Retirement), the following shall apply. In the case of Post-2023 Initial Deferrals, no Second Look Election may be made with respect to an election specifying payment based solely on Retirement/Separation from Service. In the case of earlier initial deferrals, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that (i) is not after the Participant’s 80th birthday and (ii) turns out to be at least 5 years after the payment date attributable to the Participant’s Separation from Service (determined taking into account the payment delay applicable under Section 6.03(e)). If the Specific Payment Date selected in a Second Look Election turns out to be less than 5 years after the payment date attributable to the Participant’s Separation from Service, the Second Look Election is void and payment shall be made based on the Participant’s Separation from Service.
(3)    Subject to the special rules in subsection (c), if a Participant’s initial election specified payment based on the earlier of a Specific Payment Date or the Participant’s Separation from Service (including by specifying the earlier of a Specific Payment Date or the Participant’s Retirement or pursuant to a Plan default distribution requirement), the following shall apply. No Second Look Election may be made or shall apply with respect to the portion of the initial election that specifies payment based on Retirement/Separation from Service. Further, the Participant may only make a Second Look Election with respect to the portion of the election that specifies a Specific Payment Date if the election complies with the advance election and payment delay requirements of paragraph (1) above. Once effective, a Second Look Election under this paragraph (3) will provide for payment based on the new Specific Payment Date; however, payment will occur earlier in the following cases: (i) in the case of Post-2023 Initial Deferrals, if the Participant’s initial election provided for payment on an earlier Retirement and the Participant has an earlier Retirement; (ii) in the case of Post-2023 Initial Deferrals, if the Participant’s initial election was subject to default payment for an earlier Separation from Service that is not a Retirement (and the Participant has such an earlier Separation from Service that is not a Retirement); and (iii) in the case of earlier initial deferrals, if the Participant’s initial election provided for payment based on an earlier Separation from Service (and the Participant has such an earlier Separation from Service). If the resulting time of payment is based on the Participant’s Retirement/Separation from Service, the specific time of payment shall be determined taking into account the payment delay applicable under Section 6.03(e).
(4)    Prior to January 1, 2024, a Participant may make an unlimited number of Second Look Elections for each individual deferral, however, each Second Look Election must comply with all of the relevant requirements of this Section. On and after January 1, 2024, subsection (a) above limits the number of Second Look Elections.
(5)    A Participant who uses a Second Look Election to change the form of the Participant’s payment from a lump sum to installments shall be subject to the provisions of Section 4.04 regarding installment payment elections, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election (or, if applicable, based on any subsequent valid Second Look Election that may be replaced in accordance with subsection (a) above). However, a Participant may not make a Second Look Election if the election would provide for installment payments to begin after the Participant’s 80th birthday.
(6)    If a Participant’s initial election (or any subsequent valid Second Look Election that may be replaced in accordance with subsection (a) above) specified payment in the form of installments and the Participant wants to elect installment payments over a greater or lesser number of years or wants to elect a different frequency of installment payments (e.g., a change from semi-annual installments to annual installments), the election will be subject to the provisions of the Plan regarding installment payment elections in Section 4.04, and the first payment date of the new installment payment schedule must be no earlier than five years after the first payment date that applied under the Participant’s initial (or, if applicable, subsequent) installment election. However, a Participant may not make such a Second Look Election if the election would provide for installment payments to begin after the Participant’s 80th birthday.
(7)    If a Participant’s initial election (or subsequent valid Second Look Election that may be replaced in accordance with subsection (a) above) specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than 5 years after the first payment date that applied under the Participant’s initial (or, if applicable, subsequent) installment election.
(8)    For purposes of this Section and Code Section 409A, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.
A Second Look Election will be void and payment will be made based on the Participant’s original election under Sections 4.03 and 4.04 if all of the provisions of the foregoing paragraphs of this subsection are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this subsection and subsection (a), the Participant’s original (or, if applicable, subsequent) election shall be superseded (including any Specific Payment Date specified therein), and this original (or, if applicable, subsequent) election shall not be taken into account with respect to the deferral that is subject to the effective Second Look Election.
(c)    Special Rule for Certain Second Look Elections. Notwithstanding the provisions in subsections (b)(2) and (b)(3), if the initial deferral election of a Participant who becomes Disabled specified payment based on the Participant’s Separation from Service or the earlier of the Participant’s Separation from Service or a Specific Payment Date, then the Participant shall not be eligible to make a Second Look Election on or after the date the Participant is determined to be Disabled. For the avoidance of doubt, the preceding sentence shall apply with respect to (i) a Post-2023 Initial Deferral election that includes an election for payment based on Retirement, or (ii) a Post-2023 Initial Deferral election for payment on a Specific Payment Date that remains subject to payment based upon Separation from Service because the Participant is not yet eligible for Retirement at the time of the attempted Second Look Election.
(d)    Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Recordkeeper (or, if authorized, the Plan Administrator) and to comply with the requirements of this Section. The Plan Administrator or the Recordkeeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the Recordkeeper and Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Plan Administrator may require that a Second Look Election be submitted more than 12 months before the Participant’s Specific Payment Date, Separation from Service, or Retirement, as applicable. The Recordkeeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.
4.06    Signing Bonus Deferrals:
(a)    General. As provided in this Section, an Eligible Executive’s Employer or the Company may provide for the mandatory deferral under the Plan of a Signing Bonus.
(b)    Deferrals. To the extent provided in an Eligible Executive’s offer of employment letter (the “Offer Letter”), all or a portion of an Eligible Executive’s Signing Bonus may be automatically deferred under this Plan without any requirement or right on behalf of the Eligible Executive to make a deferral election. Such deferral shall occur immediately prior to the time the Eligible Executive first has a legally binding right to the Signing Bonus or otherwise prior to the first date his or her employment is effective and he or she begins to render services (whichever is earlier). The deferred portion of the Signing Bonus (if any) shall be credited to a separate Deferral Subaccount for the applicable Plan Year.
(c)    Time and Form of Payment. The Signing Bonus shall be deferred until the Specific Payment Date and/or the Participant’s Separation from Service/Retirement, but with payment delayed in accordance with Section 6.03(e), as enumerated in the Offer Letter, and the

Eligible Executive shall not be permitted to make an initial election for the time and form of payment of the Signing Bonus. If the Offer Letter does not specify a time of payment, the default shall be Separation from Service/Retirement (but with payment delayed in accordance with Section 6.03(e)). All deferrals of Signing Bonuses shall be payable in a lump sum payment at the time specified in the foregoing sentences. However, subject to the next sentence if an Eligible Executive validly makes a Second Look Election and changes the time of payment pursuant to such Second Look Election, he/she may also change the form of payment pursuant to such Second Look Election. In the case of an Offer Letter that is dated after December 31, 2023, (i) any specification for payment as of a Specific Payment Date shall be subject to payment based on Separation from Service if the Eligible Executive has a Separation from Service that is not a Retirement before the Specific Payment Date; (ii) any specification for payment based on Retirement shall be subject to payment based on Separation from Service if the Eligible Executive has a Separation from Service that is not a Retirement; and (iii) any Second Look Election may only modify the Specific Payment Date that has been specified in the Offer Letter, and no change may be made with respect to the terms of the Offer Letter that specify payment based upon Separation from Service/Retirement. If the applicable time of payment following a Second Look Election is based on the Participant’s Retirement/Separation from Service, the specific time of payment shall be determined taking into account the payment delay applicable under Section 6.03(e).
(d)    Phantom Investments. The Signing Bonus deferrals shall be invested in the investment options enumerated in the Offer Letter, and if no such specification is included in the Offer Letter, the deferral shall be invested in the YUM! Brands Common Stock Fund.

ARTICLE V – INTERESTS OF PARTICIPANTS
5.01    Accounting for Participants’ Interests:
(a)    Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Base Compensation, Bonus Compensation or Signing Bonus made by the Participant under this Plan. A Participant’s deferral shall be credited as of the date of the deferral to his or her Account as soon as administratively practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.
(b)    Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Account had actually been invested as directed by the Participant in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of his or her Employer’s liability to make deferred payments to or on behalf of the Participant.
5.02    Investment Options:
(a)    General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, by his or her Beneficiary) from those offered by the Plan Administrator for this purpose from time to time. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply).
(b)    Phantom Investment Options. The basic phantom investment options offered under the Plan are as follows:
(1)    Phantom YUM! Brands Common Stock Fund. Participant Accounts invested in this phantom option are adjusted to reflect an investment in YUM! Brands Common Stock. An amount deferred into this option is converted to phantom shares of YUM! Brands Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of YUM! Brands Common Stock on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Only whole shares are determined. Any partial share (and all amounts that would be received by the fund as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares) are credited to a dividend subaccount that is invested on a phantom basis as described below. The Plan Administrator shall adopt a fair valuation methodology for valuing a phantom investment in this option, such that the value shall reasonably approximate the complete value of an investment in YUM! Brands Common Stock in accordance with the following subparagraphs below.
(A)    A Participant’s interest in the phantom YUM! Brands Common Stock Fund is valued as of a Valuation Date by multiplying the number of phantom shares credited to his or her Account on such date by the Fair Market Value of a share of YUM! Brands Common Stock on such date.
(B)    If shares of YUM! Brands Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom shares credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate.
(C)    In no event will shares of YUM! Brands Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of YUM! Brands Common Stock on account of an interest in this phantom option.
(D)    All amounts that would be received by the Fund as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares, are credited to a dividend subaccount that is invested on a phantom basis (the “Dividend Subaccount”). Amounts credited to a Participant’s Dividend Subaccount shall accrue a return based upon the rate of return as in effect from time to time under the phantom Stable Value Fund option (as determined by the Recordkeeper). An amount is credited with the applicable rate of return beginning with the date as of which the amount is treated as invested in this option by the Plan Administrator.
(E)    All amounts initially deferred or transferred into the phantom YUM! Brands Common Stock Fund must remain invested in the phantom YUM! Brands Common Stock Fund and may not be transferred into another phantom investment option.
(2)    Phantom YUM! Brands Matching Stock Fund. A Participant may elect to defer the Participant’s Bonus Compensation for each Plan Year and the Employer or the Company may require the deferral of a Participant’s Signing Bonus (if applicable) to the YUM! Brands Matching Stock Fund (the “Matching Stock Fund”). However, the following Participants are not eligible to defer such amounts into the Matching Stock Fund: a Participant who is eligible to participate in the YUM! Brands Performance Share Plan (the “Performance Share Plan”) (excluding the Accelerating Profitable Growth Award or any off-cycle grant of performance share units under the Performance Share Plan) and is also subject to Section 16 of the Act. For purposes of this Section 5.02(b)(2), the determination of whether a Participant is eligible to participate in the Performance Share Plan or is subject to Section 16 of the Act shall be made as of the final date the Participant may make a deferral election with respect to such Bonus Compensation pursuant to Section 4.02(b). The Matching Stock Fund shall operate under the same rules as the YUM! Brands Common Stock Fund in subsection (b)(1) above; subject to the following special rules –
(A)    An amount deferred into this option is converted to phantom shares of YUM! Brands Common Stock as described in paragraph (1)(A) above, and then such phantom shares of YUM! Brands Common Stock are matched by additional phantom shares equal to 33 1/3% of the phantom shares initially determined as described in paragraph (1)(A) above. Whole and fractional shares are determined. All amounts that would be received by the Matching Stock Fund as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares are credited to a dividend subaccount that is invested on a phantom basis as described in subsection (b)(1) above.
(B)    All amounts credited to the Matching Stock Fund shall be subject to the risk of forfeiture rules in Section 5.05.
(C)    All amounts initially deferred into the Matching Stock Fund must remain invested in the Matching Stock Fund and may not be transferred into another phantom investment option. In addition, no amounts under this Plan may be transferred into the Matching Stock Fund, meaning that only initial deferrals of Bonus Compensation and a Signing Bonus may be invested on a phantom basis in the Matching Stock Fund.
(D)    Effective June 1, 2014, to facilitate recordkeeping with respect to Participants’ interests in the Matching Stock Fund, (i) the portion of a Participant’s interest in the fund that is derived from his Participant deferral contributions (including phantom earnings on the phantom YUM! Brands common stock that is so derived and phantom dividends that are so derived) shall be identified as being held in the Phantom YUM! Brands EE Matching Stock Fund, and (ii) the portion of a Participant’s interest in the fund that is derived from the Company-provided match on his Participant deferral contributions (including phantom earnings on the phantom YUM! Brands common stock that is so derived and phantom dividends that are so derived) shall be identified as being held in the Phantom YUM! Brands ER Matching Stock Fund.
(3)    Other Phantom Funds. From time to time, the Plan Administrator shall designate which (if any) other investment options shall be available as phantom investment options under this Plan. These phantom investment options shall be described in materials provided to Participants from time to time. Any of these phantom investment options shall be administered under procedures implemented from time to time by the Plan Administrator. Unless otherwise specified in these materials or procedures, in the case of any such phantom investment option that is based on a unitized fund, an amount deferred or transferred into such option is converted to phantom units in the applicable fund of equivalent value by dividing such amount by the NAV of a unit in such fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her Account on such date by the NAV of a unit in such fund on such date. As of September 30, 2008 and continuing through the January 1, 2023 effective date of this restatement, the following phantom investment funds shall be available under the Plan – the Stable Value Fund, the Bond Market Index Fund and the Large Company Index Fund. All such phantom investment funds shall operate under rules similar to those that apply to these funds under the YUM! Brands 401(k) Plan.
5.03    Method of Allocation:
(a)    Deferral Elections. With respect to any deferral election by a Participant, the Participant shall use his or her Election Form to allocate the deferral in one percent increments among the phantom investment options then offered by the Plan Administrator. The Plan Administrator shall not accept an Election Form's allocation among phantom investment options that does not total exactly 100%.
(b)    Fund Transfers. A Participant may reallocate previously deferred amounts in a Deferral Subaccount by properly completing and submitting a fund transfer form provided by the Plan Administrator or Recordkeeper and specifying, in one percent increments, the reallocation of his or her Deferral Subaccount among the phantom investment options then offered by the Plan Administrator for this purpose. (The rules relating to non-paper formats for Election Forms shall also apply to the fund transfer form.) If a fund transfer form provides for investing less than or more than 100% of the Participant’s Deferral Subaccount, it will be void and disregarded. Any transfer form that is not void under the preceding sentence shall be effective as of the Valuation Date next occurring after its receipt by the Recordkeeper, but the Plan Administrator or Recordkeeper may also specify a minimum number of days in advance of which such transfer form must be received in order for the form to become effective as of such next Valuation Date. If more than one fund transfer form is received on a timely basis, the form that the Plan Administrator or Recordkeeper determines to be the most recent shall be followed. Transfers shall be subject to the transfer restrictions noted in Sections 5.02(b)(1) and (b)(2).
(c)    Phantom YUM! Brands Common Stock Fund and Matching Stock Fund Restrictions. Notwithstanding the provisions of Section 5.02 or this Section 5.03, the Plan Administrator may at any time alter the effective date of any investment or allocation involving the phantom YUM! Brands Common Stock Fund or the phantom Matching Stock Fund pursuant to Section 7.03(j) (relating to safeguards against insider trading). The Plan Administrator may also, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act and bar any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. Further, the Company may impose quarterly blackout periods on insider trading in the phantom YUM! Brands Common Stock Fund and phantom Matching Stock Fund as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time. These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 7.07 (relating to compliance with Section 409A).
5.04    Vesting of a Participant’s Account:
Subject to Section 5.05 (which imposes a risk of forfeiture on amounts deferred into the phantom Matching Stock Fund), a Participant’s contractual interest in the value of his or her Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Separation from Service. Notwithstanding the prior sentence, the deferral of compensation pursuant to this Plan shall not in any way exempt the compensation from the full application of the Company’s clawback and other forfeiture and recovery policies (“Clawback Policies”). Accordingly, a Participant’s Account shall be subject to forfeiture (and if paid out, to recovery) to the extent determined to be appropriate by the Plan Administrator to give effect to these Clawback Policies.
5.05    Risk of Forfeiture:
(a)    General. Amounts deferred into the phantom Matching Stock Fund pursuant to Section 5.02(b)(2) above shall be subject to the provisions of this Section 5.05.
(b)    Risk of Forfeiture Rules. A Participant shall forfeit the entire amount credited to a Deferral Subaccount that is invested in the phantom Matching Stock Fund option (as adjusted for changes in value pursuant to Section 5.01(b) and including the value of the Dividend Subaccount in the Matching Stock Fund), if the Participant has a termination of employment prior to the second anniversary of the Grant Date of the compensation credited to a Deferral Subaccount invested in the Matching Stock Fund (the “Second Anniversary”), except that effective June 1, 2014, if the Participant is eligible for Retirement at the time the deferral is made (or at the time of the Participant’s first termination of employment that precedes the Second Anniversary and follows the date as of which the Participant’s deferral was credited to the Participant’s Deferral Subaccount), the following amounts shall not be subject to forfeiture: (i) the deferral itself, and (ii) any earnings thereon as of such termination of employment, including any amounts credited to the Dividend Subaccount with respect to the deferral (but forfeiture shall still apply in this case to the related 33 1/3% matching contribution and the earnings on the matching contribution, including any amounts credited to the Dividend Subaccount with respect to the matching contribution) (this is referred to below as the “Retirement rule”). Notwithstanding the prior sentence, if the Participant’s termination of employment was prior to the Second Anniversary, but the Plan Administrator determines that the termination was on account of any of the following events, then no forfeiture shall occur (except as provided in paragraph (1) below).

(1)    An involuntary termination without cause that is not covered by the special rule in paragraph (3) below (nor the Retirement rule above) and that occurs before January 1, 2024, in which case the amount in the Deferral Subaccount(s) shall be recalculated to equal the original amount of the Participant’s deferral to the Deferral Subaccount(s) (i.e., the “total value of the match”, as defined below, shall be eliminated). In the case of deferrals that began as Pre-2024 Initial Deferrals, this original amount of the Participant’s deferral to the Matching Stock Fund Deferral Subaccount(s) shall be distributed to the Participant in accordance with the special rule in Section 6.09(c) (but this special distribution rule does not apply to any portion of a Participant’s Plan interest other than this original amount of the Participant’s deferral to the Matching Stock Fund Deferral Subaccount(s)).
(2)    Disability or death.
(3)    Either (i) an involuntary termination without cause that occurs prior to January 1, 2024 and pursuant to a restructuring designated by the Company as a “Reduction in Force” or a similar structured event authorized by the Company, or (ii) effective August 1, 2016, a qualifying termination prior to January 1, 2024 as part of a voluntary window program authorized by the Company. To the extent that a Participant who is ineligible for the Retirement rule has an involuntary termination without cause, prior to the Second Anniversary, that is covered by this paragraph (3), the Participant’s Deferral Subaccounts that (i) are invested in the Matching Stock Fund, (ii) began as Pre-2024 Initial Deferrals, and (iii) have not reached the Second Anniversary at the time of such involuntary termination, shall be distributed in accordance with the special rule in Section 6.09(c) (but this special distribution rule does not apply to any other interests that the Participant’s has under the Plan).
(4)    A change in control of the Company.
(5)    A termination solely as a result of a Company-approved transfer to a franchisee of the Company that is effective prior to January 1, 2025, provided that Company expressly provides in a properly authorized written approval of the transfer that any otherwise applicable forfeiture under this Subsection will be waived.
(6)    Effective January 1, 2024, an involuntary termination without cause that occurs on or after January 1, 2024. The special distribution rule in Section 6.09(c) shall apply to the extent (i) a Participant who is ineligible for the Retirement rule has Deferral Subaccounts invested in the Matching Stock Fund that began as Pre-2024 Initial Deferrals, and (ii) the Participant incurs an involuntary termination without cause on or after January 1, 2024 and before the Second Anniversary (but this special distribution rule does not apply to any other interests that the Participant’s has under the Plan).
For purposes of this subsection, the “total value of the match” shall mean the value of the 33 1/3 % matching contribution of YUM! Brands Common Stock under Section 5.02(b)(2), plus the net appreciation (or minus the net depreciation) in the Fair Market Value of YUM! Brands

Common Stock since the deferral, and plus the amount credited to the Dividend Subaccount with respect to the deferral. In addition, for purposes of this subsection, a “qualifying termination as part of a voluntary window program” shall refer to a Participant’s voluntary termination of employment from the YUM! Brands Organization that (A) is in connection with a written, Company-authorized program that provides special incentives for voluntarily terminating employment during a specified period, and (B) under which the Participant has qualified in all respects for the maximum level of benefits that were available to the Participant for voluntarily terminating, under the terms of the written termination incentive program.
Except to the extent that interests in particular Deferral Subaccounts are subject to the special distribution rule in Section 6.09(c) as provided above, any and all distributions of the Deferral Subaccounts invested in the Matching Stock Fund shall be made pursuant to the regular rules of Article VI.

ARTICLE VI – DISTRIBUTIONS
6.01    General:
A Participant’s Deferral Subaccount(s) that are governed by the terms of this 409A Program shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances (other than those hypothetically invested in the phantom YUM! Brands Common Stock Fund or the Matching Stock Fund) shall be distributed in cash. Any amount hypothetically invested in the phantom YUM! Brands Common Stock Fund or the Matching Stock Fund shall be distributed in whole shares of YUM! Brands Common Stock (but cash distributions shall apply to any partial share, the Dividend Subaccount, and distributions under Section 6.09(c) that are specified for distribution in cash). In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.
The following general rules shall apply for purposes of interpreting the provisions of this Article VI.
(a)    Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s death (and effective for Post-2023 Initial Deferrals, only when the Specific Payment Date is reached on or before a Separation from Service that is not a Retirement). If such a Participant dies on or prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account. In the case of Post-2023 Initial Deferrals, if prior to the Specific Payment Date such a Participant has a Separation from Service that is not a Retirement, Section 6.02 shall not apply and Section 6.03 shall apply instead to determine the time and form of payment.
(b)    Section 6.03 (Distributions on Account of a Separation from Service) applies when a Participant has elected to defer (i) until a Separation from Service (or his or her Retirement) and then the Participant Separates from Service (other than as a result of death), or (ii) until a Specific Payment Date with respect to a Post-2023 initial deferral, if the Participant then has a Separation from Service that is not a Retirement before the Specific Payment Date.
(c)    Section 6.04 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.02 or 6.03 at the time of his or her death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.
(d)    Section 6.05 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.04. In this case, the provisions of Section 6.05 shall take precedence over Sections 6.02 through 6.04 to the extent Section 6.05 would result in an earlier distribution of all or part of the Participant’s Account.

6.02    Distributions Based on a Specific Payment Date:
This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached (i) before the Participant’s death, and (ii) on or before a Separation from Service that is described in subsection (d) below), such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:
(a)    If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Sections 4.04, 4.05 or 4.06, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date, and the resulting amount shall be paid in a single lump sum on the Specific Payment Date.
(b)    If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.04 or 4.05, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date and the first installment payment shall be paid on the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on the Election Form or the Second Look Election (whichever is applicable, and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04 and 6.05 (relating to distributions on account of death and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.06. Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Section 6.04 (relating to a distribution on account of death), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.04 (relating to distributions on account of death), but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04. Payment under this subsection (b) shall also be subject to the age 80 limitations and minimum deferral period set forth in Article IV.
(c)    If the Participant selected both Separation from Service and a Specific Payment Date for a Deferral Subaccount, then the provisions of Section 6.03(c) shall apply.
(d)    Effective for Post-2023 Initial Deferrals, if a Participant has a Separation from Service that does not constitute a Retirement prior to the Specific Payment Date that was elected for the deferral, the deferral will be paid based on the Separation from Service in accordance with Section 6.03 (including the payment delay provisions of Section 6.03(e)).
6.03    Distributions on Account of a Separation from Service:
This Section shall apply to distributions that are to be made upon Separation from Service. When used in this Section, the phrase “Separation from Service” includes a Separation from Service that is a Retirement but shall only refer to a Separation from Service that is not for death. In all cases, the time of payment rules in this Section shall be subject to the last sentence of Section 4.03 regarding the minimum deferral period and subsection (e) below relating to the required delay in payment that applies when payment is based on Separation from Service.
(a)    If the Participant’s Deferral Subaccount is to be distributed based on the Participant’s Separation from Service (including in connection with Section 6.02(d)), the Participant’s Deferral Subaccount shall be distributed as provided in subsections (b) through (f) below.
(b)    If the Participant has selected payment of his or her deferral on account of Separation from Service only, the Participant’s Deferral Subaccount shall be distributed as of the first day of a calendar quarter following the Participant’s Separation from Service as applies under subsection (e) below, with such distribution to be made as provided in subsection (d) below.
(c)    If the Participant selected both Separation from Service and a Specific Payment Date for a Deferral Subaccount, then the distribution of the related Deferral Subaccount shall commence as follows:
(1)    If the Specific Payment Date occurs on or prior to the Separation from Service, then the Deferral Subaccount shall be valued and distributed based on the Specific Payment Date pursuant to the provisions of Sections 6.02(a) and (b); and
(2)    If the Separation from Service occurs prior to the Specific Payment Date, the Deferral Subaccount shall be valued and distributed based on the Separation from Service pursuant to the provisions of Section 6.03(d) and (e).
(d)    The distribution provided in subsections (a), (b) or (c)(2) shall be made in either a single lump sum payment or in installment payments depending upon the Participant’s deferral election under Sections 4.04 or 4.05. Notwithstanding the prior sentence, in the case of a Post-2023 Initial Deferral that is payable upon a Separation from Service that is not a Retirement in accordance with Section 6.02(d), the form of payment shall be a lump sum in all cases except as provided in Section 6.03(f) below. If the Deferral Subaccount is to be paid in the form of a lump sum, the Deferral Subaccount shall be distributed on the first day of the calendar quarter following the Separation from Service that applies under subsection (e) below. If a Participant’s Deferral Subaccount is to be paid in the form of installments, the first installment payment shall be paid on the first day of the calendar quarter following the Separation from Service that applies under subsection (e) below. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on his/her Election Form or Second Look Election (and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04 and 6.05 (relating to distributions on account of death and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.06. Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Section 6.04 (relating to a distribution on account of death), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Separation from Service shall instead be distributed in accordance with Section 6.04 (relating to a distribution on account of death), but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04. Unless otherwise provided in this Section, a distribution shall be valued as of the Distribution Valuation Date that immediately precedes the date the payment is to be made. Payment under this subsection (d) shall also be subject to the age 80 limitations set forth in Article IV.
(e)    Notwithstanding the foregoing provisions of this Section 6.03, until such time as it is amended to provide otherwise, the Plan’s limitations on permitted payment elections provide and shall continue to provide that a Participant may not elect to receive payment as a result of Separation from Service earlier than the date that is at least six months after the Participant’s Separation from Service, and payments under this Section 6.03 shall be made accordingly.
(1)    In the case of Post-2023 Initial Deferrals, unless a later Distribution Valuation Date applies under the applicable administrative rules of the Plan, any payment under this subsection (e) shall be valued as of the Distribution Valuation Date that immediately precedes the first day of an applicable calendar quarter (as defined below) that is on or after the later of (i) the date that is six months after the date of the Participant’s Separation from Service, or (ii) the date that immediately follows the end of the minimum deferral period applicable under Section 4.03. For purposes of this paragraph, an applicable calendar quarter is a calendar quarter that begins on April 1 (meaning that the Distribution Valuation Date shall be March 31). The resulting amount shall be distributed on such later date (in the case of a lump sum payment) or commencing on such later date (in the case of installment payments) that is as soon as administratively practicable after April 1.
(2)    In the case of initial deferrals that are not covered by paragraph (1) above, and subject to the next sentence, unless a later Distribution Valuation Date applies under the terms of the Participant’s election (and the applicable administrative rules of the Plan), any payment under this subsection (e) shall be valued as of the first Distribution Valuation Date that is on or after the later of (i) the date that is six months after the date of the Participant’s Separation from Service, or (ii) the last day of the minimum deferral period applicable under Section 4.03. The resulting amount shall be distributed on the first day of the first calendar quarter that is after such later date (in the case of a lump sum payment) or commencing on the first day of the first calendar quarter that is after such later date (in the case of installment payments). Notwithstanding the preceding sentence, effective January 1, 2025, if the distribution or commencement date that would apply under the preceding sentence is January 1 of a Plan Year, the distribution or commencement date will be April 1 of the Plan Year (and the Distribution Valuation Date shall be March 31 of the Plan Year), and if the distribution or commencement date that would apply under the preceding sentence is July 1 of a Plan Year, the distribution or commencement date will be October 1 of the Plan Year (and the Distribution Valuation Date shall be September 30 of the Plan Year).

(f)    If the Participant is determined by the Plan Administrator to have already commenced receiving installment payments for one or more Deferral Subaccounts in accordance with Section 6.02 at the time of his or her Separation from Service, such installment payments shall continue to be paid based upon the Participant’s applicable deferral election regardless of whether the Separation from Service constituted a Retirement (but subject to acceleration under Sections 6.04 and 6.05, relating to distributions on account of death and Unforeseeable Emergency, and under the age 80 limitations in Article IV).
6.04    Distributions on Account of Death:
(a)    Upon a Participant’s death, the Participant’s Account under the Plan shall be distributed in a single lump sum payment during a payment period that begins on the Participant’s date of death and ends on the later of (i) 90 days following the date of death, and (ii) the end of the Plan Year containing the date of death; provided that the payment period shall nevertheless end not later than March 15 of the Plan Year following the date of death. (Effective prior to January 1, 2022, the single lump sum payment was paid on the first day of the first calendar quarter that immediately followed the Participant’s date of death.) Such payment shall be valued as of the Distribution Valuation Date that the Plan Administrator determines most recently precedes the date payment is to be made. If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the Participant’s deferral election that governs such payments until the time that the lump sum payment is paid under the first two sentences of this Subsection. In this case, immediately prior to the time that such lump sum payment is to be paid all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or continued installments, shall be paid to the Participant’s Beneficiary. If some but not all of the persons designated as Beneficiaries by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares.
(b)    Effective from and after January 1, 2009, if no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:
(1)    If the Participant is married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s spouse; and
(2)    If the Participant is not married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.
The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his/her primary residence at the time of death. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.
(c)    Prior to the time the value of the Participant’s Account is distributed under this Section, the Participant’s Beneficiary may apply for a distribution under Section 6.05 (relating to a distribution on account of an Unforeseeable Emergency).
(d)    Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator or the Plan Administrator at least 14 days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, or any other party acting for one or more of them.
6.05    Distributions on Account of Unforeseeable Emergency:
Prior to the time that an amount would become distributable under Sections 6.02 through 6.04, a Participant or Beneficiary may file a written request with the Recordkeeper for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Recordkeeper determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as of the day the Recordkeeper finalizes the determination. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
6.06    Valuation:
In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that the Plan Administrator determines most recently precedes the date payment is to be made. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.05 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the

Distribution Valuation Date preceding the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such preceding Distribution Valuation Date (determined as appropriate before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount. In the case of an installment election that is applicable under either a Pre-2024 Initial Deferral Election or a Second Look Election (which is made before January 1, 2024), any applicable election of quarterly installments shall shift, effective January 1, 2025, to being paid as semi-annual installments that are made on April 1 and October 1. Accordingly, any amount that would have been paid as of January 1 (based on the value as of the Distribution Valuation Date immediately preceding January 1) shall be paid as of April 1 (based on the value as of the Distribution Valuation Date immediately preceding April 1), and any amount that would have been paid as of July 1 (based on the value as of the Distribution Valuation Date immediately preceding July 1) shall be paid as of October 1 (based on the value as of the Distribution Valuation Date immediately preceding October 1). As a result, the value of two quarterly installments shall generally be paid on each April 1 and October 1 during the applicable installment period, but never when it would result in (i) an acceleration of when the value of a quarterly installment would have been paid, or (ii) the payment of the value of more quarterly installments within a particular Plan Year than would have been paid in that Plan Year if quarterly installments had continued.
6.07    Section 162(m) Compliance:
(a)    Effective January 1, 2018, the Plan Administrator shall have the maximum discretion to delay payments (as well as to not delay or not further delay payments) that is permissible under both Regulation § 1.409A-2(b)(7)(i) (relating to payments that are expected to be subject to Code Section 162(m)) and under all other Internal Revenue Service guidance concerning the interrelationship of Code Sections 162(m) and 409A (hereafter, the “Section 162(m) Rule”) while still having (i) the delay be exempt from Section 409A’s rules for subsequent deferral elections, and (ii) the payment without delay (or with a truncated delay) not violate Section 409A’s rules prohibiting accelerated payments. If any payment is delayed or accelerated pursuant to the discretion granted by the prior sentence, it shall be paid in the Plan Administrator’s discretion taking into account the Section 162(m) Rule and in a manner that is consistent with clauses (i) and (ii) of the preceding sentence.
(b)    Effective prior to January 1, 2018, if a Participant has elected to defer income, which would qualify as performance-based compensation under Code Section 162(m), then such Deferral Subaccount may not be paid out at any time while the Participant is a covered employee under Code Section 162(m)(3), to the extent it would result in compensation being paid to the Participant in such year that would not be deductible under Code Section 162(m). The payout of any such amount shall be deferred until a year when its payout will not result in the payment of non-performance-based compensation that exceeds the $1 million cap in Code Section 162(m)(1) (and then only such portion that will not exceed such cap shall be paid out in the year). However, the total amount (i) which stands to the credit of the Participant in the Plan, and (ii) which would be currently or previously distributed from the Plan but for this Section, shall be paid out in the first calendar year when the Participant is no longer a Code Section 162(m) covered employee. This Section shall apply notwithstanding the fact that a Participant would otherwise be entitled to an earlier distribution under the foregoing provisions of this Article, except that a Participant may receive an earlier distribution with respect to deferrals subject to this Section to the extent the Participant qualifies for such an earlier distribution under Section 6.05.
6.08    Impact of Section 16 of the Act on Distributions:
The provisions of Sections 5.03(c) and 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.
6.09    Involuntary Cashout:
Subject to subsection (b) below, the Plan Administrator shall have the maximum discretion that is permitted under Regulation § 1.409A-3(j)(4)(v) (relating to limited cashouts) to require a mandatory lump sum payment of all of a Participant’s Account under the Plan (together with any other deferred compensation benefits that are required to be aggregated with the Account under Section 409A), but only if the total payment would not exceed the applicable dollar limitation (as defined in the next sentence). For this purpose, the “applicable dollar limitation” is the limitation in effect under Code Section 402(g)(1)(B) for the Plan Year.
(a)    The foregoing provisions of this Section 6.09 shall be applied separately to the portion of the Plan that is described in Regulation § 1.409A-1(c)(2)(i)(A) (relating to elective deferral account balance plans) and Regulation § 1.409A-1(c)(2)(i)(B) (relating to non-elective deferral account balance plans). Accordingly, a Participant who has a Matching Stock Fund interest, which includes both elective and non-elective deferrals, may receive two separate cashouts, each of which is individually not more than the applicable dollar limitation above.
(b)    If the Participant is entitled to a distribution as a result of a Separation from Service, this Section 6.09 may not be used to make a payment to the Participant prior to when would apply under Section 6.03(e) (relating to delaying distribution after Separation from Service) unless at such time the Participant will also be receiving a mandatory cashout under the YUM! Brands Leadership Retirement Plan (which will be aggregated with the Participant’s non-elective deferrals under this Plan), and the Participant is not a Key Employee.
(c)    The original amount of a Participant’s deferral to a Matching Stock Fund Deferral Subaccount, which is subject to the special rule in Section 5.05(b)(1), shall be paid in cash in a single lump sum as of the first Specified Payment Date occurring on or after the end of the minimum deferral period specified in Section 4.03(b) (but not before the time that would apply under Section 6.03(e) (relating to delaying distribution after Separation from Service). The value of a Matching Stock Fund Deferral Subaccount, which Section 5.05(b)(3) or (6) makes subject to this Section 6.09(c)’s special distribution rule, shall be paid in a lump sum in whole shares of YUM! Brands Common Stock (subject to the payment in cash of certain amounts, such as the Dividend Subaccount, as provided in Section 6.01) as of the first Specified Payment Date occurring on or after the end of the minimum deferral period specified in Section 4.03(b) (but not before the time that would apply under Section 6.03(e), relating to delaying distribution after Separation from Service). The distribution of the Participant’s other vested amounts, which are not subject to this Section 6.09(c)’s special distribution rule, shall not be affected by the application of this subsection to amounts that are subject to the special distribution rule.
6.10    Actual Payment Date:
An amount payable on a date specified in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date. In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

ARTICLE VII – PLAN ADMINISTRATION
7.01    Plan Administrator:
The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.
7.02    Action:
Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Legal Department determines are legally permissible.
7.03    Powers of the Plan Administrator:
The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:
(a)    To exercise its discretionary authority to construe, interpret, and administer this Plan;
(b)    To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;
(c)    To compute and certify to the Employers the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;
(d)    To authorize all disbursements by the Employer pursuant to this Plan;
(e)    To maintain (or cause to be maintained) all the necessary records for administration of this Plan;
(f)    To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;
(g)    To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;
(h)    To establish or to change the phantom investment options or arrangements under Article V;
(i)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j)    Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of intra-fund transfers or the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.
The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Participant (or other applicant) is entitled to them. Any decisions or determinations hereunder shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (i) such discretion is not expressly granted by the Plan provisions in question, or (ii) a decision or determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or expressly call for a decision or determination. All decisions and determinations made by the Plan Administrator will be final, conclusive, and binding on all parties. The Plan Administrator may consider the intent of the Company with respect to a Plan provision in making any determination with respect to the provision, notwithstanding the provisions set forth in any document that arguably do not contemplate considering such intent. The Plan Administrator’s discretion is absolute, and in any case where the breadth of the Plan Administrator’s discretion is at issue, it is expressly intended that the Plan Administrator (or its delegate) be accorded the maximum possible discretion. Any exercise by the Plan Administrator of its discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., abuse of discretion).
7.04    Compensation, Indemnity and Liability:
The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employers. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employers. No member of the Committee (which serves as the Plan Administrator), and no individual acting as the delegate of the Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Employers (other than the Company) will indemnify and hold harmless each member of the Committee and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Committee (or his or her serving as the delegate of the Committee), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05    Withholding:
The Employer shall withhold from amounts due under this Plan, any amount necessary to enable the Employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax provisions of the Code, by an applicable state’s income tax provisions, and by an applicable city, county or municipality’s earnings or income tax provisions. Further, the Employer shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security or Medicare taxes which may be required with respect to amounts deferred or accrued by a Participant hereunder, as determined by the Employer. In addition, to the extent required by Section 409A, amounts deferred under this Plan shall be reported on each Participant’s Form W-2 for the applicable tax year, and any amounts that become taxable hereunder shall be reported as taxable wages on the Participant’s Form W-2 for the applicable tax year. All such reporting shall be performed based on the rules and procedures of Section 409A.
7.06    Section 16 Compliance:
(a)    In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation Committee, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.
(b)    Approval of Distributions: This Subsection shall govern the distribution of a deferral that (i) is wholly or partly invested in the phantom YUM! Brands Common Stock Fund or the Matching Stock Fund at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) either was the subject of a Second Look Election or was not covered by an agreement, made at the time of the Participant’s original deferral election, that any investments in the phantom YUM! Brands Common Stock Fund or Matching Stock Fund would, once made, remain in that fund until distribution of the deferral, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the phantom YUM! Brands Common Stock Fund or Matching Stock Fund would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in the YUM! Brands Common Stock Fund or Matching Stock Fund (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the phantom YUM! Brands Common Stock Fund or Matching Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

(1)    In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the phantom YUM! Brands Common Stock Fund or Matching Stock Fund in connection with the distribution, and
(2)    The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, when the Deferral Subaccount related to the distribution is no longer invested in the phantom YUM! Brands Common Stock Fund or Matching Stock Fund or when the time between the liquidation and an opposite way transaction is sufficient.
7.07    Conformance with Section 409A:
At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.
As stated in Section 6.03(e), the Plan does not allow Participants to elect payment upon Separation from Service before a payment date that is at least six months after the date of the Participant’s Separation from Service. One effect of this provision is that it ensures, while it remains in effect, that payment will never be made upon Separation from Service to a Participant who is a Key Employee earlier than permitted by Code Section 409A(a)(2)(B)(i) and Treas. Reg. § 1.409A-3(i)(2). However, while the Section 6.03(e) provisions for payment upon Separation from Service may be amended (to the extent permitted by Code Section 409A), this Plan shall always require (to the extent necessary to comply with Section 409A) a delay in payment to Key Employees upon Separation from Service as necessary to satisfy Code Section 409A(a)(2)(B)(i) and Treas. Reg. § 1.409A-3(i)(2).
7.08    Section 457A:
To avoid the application of Code Section 457A (“Section 457A”) to benefits under the Plan, the following shall apply to a Participant who transfers to a work location outside of the United States to provide services to a member of the Yum! Organization that is neither a United States corporation nor a pass-through entity that is wholly owned by a United States corporation (“Covered Transfer”):
(a)    The Participant shall automatically vest in the portion of his or her Account that is invested in the Matching Stock Fund as of the last business day before the Covered Transfer; and
(b)    The Participant shall have no legal right to defer Base Compensation or Bonus Compensation (and the Participant shall not make such deferrals) for the Plan Year to the extent the allocation would constitute compensation that is includable in income under Section 457A.

Notwithstanding the foregoing, subsection (a) and (b) above shall not apply to a Participant who has a Covered Transfer if, prior to the Covered Transfer, the Company provides a written communication (either to the Participant individually, to a group of similar Participants, to Participants generally, or in any other way that causes the communication to apply to the Participant – i.e., an “applicable communication”) that this subsection does not apply to the Covered Transfer in question. In addition, subsections (a) and (b) shall not apply to a Participant who has a Covered Transfer if the Company determines that deferrals of Base Compensation or Bonus Compensation by such Participant should not constitute compensation that is includable in income under Section 457A. Subsection (b) above and the preceding sentence shall at all times be subject to the timing requirements for deferral elections and the limitations on changes in deferral elections under Section 409A (and shall be otherwise limited to the extent necessary to comply with Section 409A).

ARTICLE VIII – CLAIMS PROCEDURE
8.01    Claims for Benefits:
The Plan Administrator has the discretionary right to modify the claims process described in this Section in any manner so long as the claims review process, as modified, includes the basic steps described in this Section and Section 8.02. If a Claimant (as defined below in Section 8.04) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, or if a Claimant believes some other right derived from or related to the Plan has been withheld or abridged, he or she may make a Claim (as defined below in Section 8.04) for benefits to the Plan Administrator. The Claim must be in writing (or in such other form acceptable to the Plan Administrator) and addressed to the Plan Administrator. If the Claim is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the Claim. However, if special circumstances require an extension of time for processing the Claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period (indicating the special circumstances that require the extension), and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, pertinent Plan provisions on which the denial is based, any additional material or information necessary for the Claimant to perfect his or her Claim, and the steps which the Claimant must take to appeal his or her Claim.
8.02    Appeals of Denied Claims:
Each Claimant whose Claim has been denied may file a written appeal for a review of his or her Claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her Claim. Upon review, the Plan Administrator shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Plan Administrator comments, document, records and other information relevant to the claim, and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. However, if special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period (indicating the special circumstances that require the extension), and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.
Effective March 1, 2020 and continuing at least through November 1, 2022, the Department of Labor, the Department of the Treasury, and the Internal Revenue Service (IRS) (collectively the “Agencies”) extended certain deadlines applicable to the Plan in light of the COVID-19 outbreak, pursuant to the authority granted in ERISA section 518 and Code section 7508A(b) and as set forth in Disaster Relief Notices 2020-01 and 2021-01 issued by the Employee Benefits Security Administration (“EBSA”), and the Notice of Extension of Certain

Timeframes for Employee Benefit Plans, Participants, and Beneficiaries Affected by the COVID–19 Outbreak issued by the Agencies. The Plan will comply with these extensions as required by applicable law and Agency guidance. Specifically, the Agencies provided that a period of up to one year may be disregarded in the case of an employee benefit plan, sponsor, administrator, participant, beneficiary, or other person with respect to the employee benefit plan in determining the date by which any action is required or permitted to be completed as a result of the Covid-19 outbreak. This relief ends on the earlier of (a) 1 year from the date a person was first eligible for the relief, or (b) 60 days after the announced end of the National Emergency (the end of the Outbreak Period), which is still on-going as of November 1, 2022. In no case will a disregarded period exceed 1 year. This relief includes but is not limited to notices and disclosures required by the Plan, and the deadlines under the ERISA claims procedure.
Any claim under the Plan that is reviewed by a court, arbitrator or any other tribunal shall be reviewed solely on the basis of the record before the Plan Administrator at the time it made its determination. In addition, any such review shall be conditioned on the Claimant’s having fully exhausted all rights under this section as is more fully explained in Section 8.04. Any notice or other notification that is required to be sent to a claimant under this section may be sent pursuant to any method approved under Department of Labor Regulation Section 2520.104b-1 or other applicable guidance.
8.03    Special Claims Procedures for Disability Determinations:
Notwithstanding Sections 8.01 and 8.02, if the Claim or appeal of the Claimant relates to Disability benefits, such Claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).
8.04    Exhaustion of Claims Procedures:
(a)    Before filing any Claim (including a suit or other action) in court or in another tribunal, a Claimant must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of Sections 8.01, 8.02 and 8.03.
(b)    Upon review by any court or other tribunal, the exhaustion requirement of this Section is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to clarify or effect this intent may be taken). For example, exhaustion may not be excused (i) for failure to respond to a Claim unless the purported Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the purported Claimant was submitting a Claim with respect to the Plan, or (ii) for failure to fulfill a request for documents unless (A) the Claimant is lawfully entitled to receive a copy of the requested document from the Plan Administrator at the time and in the form requested, (B) the Claimant requests such documents in a writing that is addressed to and actually received by the Plan Administrator, (C) the Plan Administrator fails to provide the requested documents within 6 months after the date the request is received, or within such longer period as may be reasonable under the facts and circumstances, (D) the Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the Claimant was actually entitled to receive the requested documents at the time and in the form requested (i.e., generally the Claimant must provide sufficient information to place the Plan Administrator on notice of a colorable Claim for benefits), and (E) the documents requested and not provided are material to the determination of one or more colorable Claims of which the Claimant has informed the Plan Administrator.
(c)    In any action or consideration of a Claim in court or in another tribunal following exhaustion of the Plan’s claims procedure as described in this Section, the subsequent action or consideration shall be limited, to the maximum extent permissible, to the record that was before Plan Administrator in the claims procedure process.
(d)    The exhaustion requirement of this Section shall apply: (i) regardless of whether other Disputes (as defined below in subsection (f)) that are not Claims (including those that a court might consider at the same time) are of greater significance or relevance, (ii) to any rights the Plan Administrator may choose to provide in connection with novel Disputes or in particular situations, (iii) regardless of whether the rights are actual or potential and (iv) even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such Claim (in which case the Plan Administrator upon notice of the Claim shall either promptly establish such claims procedures or shall apply or act by analogy to the claims procedures of Sections 8.01, 8.02 and 8.03 that apply to Claims).
(e)    The Plan Administrator may make special arrangements to consider a Claim on a class basis or to address unusual conflicts concerns, and such minimum arrangements in these respects shall be made as are necessary to maximize the extent to which exhaustion is required.
(f)    For purposes of this Article VIII, the following definitions apply –
(1)    A “Dispute” is any claim, dispute, issue, assertion, allegation, action or other matter.
(2)    A “Claim” is any Dispute that implicates in whole or in part any one or more of the following –
(i)    The interpretation of the Plan;
(ii)    The interpretation of any term or condition of the Plan;
(iii)    The interpretation of the Plan (or any of its terms or conditions) in light of applicable law;
(iv)    Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect;
(v)    The administration of the Plan,

(vi)    Whether the Plan, in whole or in part, has violated any terms, conditions or requirements of ERISA or other applicable law or regulation, regardless of whether such terms, conditions or requirements are, in whole or in part, incorporated into the terms, conditions or requirements of the Plan,
(vii)    A request for Plan benefits or an attempt to recover Plan benefits;
(viii)    An assertion that any entity or individual has breached any fiduciary duty;
(ix)    An assertion that any individual or entity is a Participant, former Participant, Plan beneficiary, former Plan beneficiary or assignee of any of the foregoing; or
(x)    Any Dispute or Claim that: (i) is deemed similar to any of the foregoing by the Plan Administrator, or (ii) relates to the Plan in any way.
It is the Plan Administrator’s intent to interpret and operate the Plan in good faith and at all times consistently with ERISA. Therefore, as a condition for any right or recovery related to the Plan, the Plan imposes a contractual obligation for complete exhaustion under this Section with respect to any Claim (as defined above) in order to allow for the efficient and uniform resolution of such Claims and to protect the Plan from potentially substantial and unnecessary litigation expenses that exhaustion could obviate
(3)    A “Claimant” is any actual or putative employee, former employee, Executive, former Executive, Participant, former Participant, Plan beneficiary, former Plan beneficiary (or the spouse, former spouse, estate, heir or representative of any of the foregoing individuals), or any other individual, person, entity, estate, heir, or representative with an actual or purported interest that is related to the Plan, as well as any group of one or more of the foregoing, who has a Claim. A “Claimant” also includes any individual or entity who is alleging the individual or entity has the status of a Participant, former Participant, Plan beneficiary, former Plan beneficiary, or any other individual or entity asserting a Claim.
8.05    Limitations on Actions:
Any Claim filed under this Article VIII and any action filed in state or federal court by or on behalf of a Claimant for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Claimant’s cause of action first accrues and in the venue specified in this Section.
(a)    For purposes of this subsection, a cause of action with respect to a Claimant’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Claimant has received the calculation of the benefits that are the subject of the Claim or legal action, (ii) the date identified to the Claimant by the Plan Administrator on which payments shall commence, (iii) when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are the basis of his Claim, or (iv) the date when the benefit was first paid, provided, or denied.
(b)    For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to constitute interference with ERISA-protected rights.
(c)    For purposes of this subsection, a cause of action with respect to any other Claim, action or suit not covered by subsection (a) or (b) above must be brought within two years of the date when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to give rise to the Claim, action or suit.
Failure to bring any such Claim or cause of action within this two-year time frame shall preclude a Claimant, or any representative of the Claimant, from filing the Claim or cause of action. The mandatory claim and appeal process described in Section 8.02 and any other correspondence or other communications pursuant to or following such mandatory appeals process shall not have any effect on this two-year time frame. In addition to having to meet this two-year timeframe, any Claim or action brought or filed in court or any other tribunal in connection with the Plan by or on behalf of a Claimant shall only be brought and filed in the United States District Court for the Western District of Kentucky.

ARTICLE IX – AMENDMENT AND TERMINATION
9.01    Amendment of Plan:
The Compensation Committee of the Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Company. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A. The Company’s rights under this Section 9.01 shall be as broad as permissible under applicable law.
9.02    Termination of Plan:
(a)    The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation Committee of the Board of Directors, or through its entire Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.
(b)    This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (as defined in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control (as defined in Section 409A) as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this 409A Program.
The Company’s rights under this Section 9.02 shall be as broad as permissible under applicable law.

ARTICLE X – MISCELLANEOUS
10.01    Limitation on Participant’s Rights:
(a)    In General: Participation in this Plan does not give any Participant any right or interest in this Plan or any assets of the Employer or the Company other than the unfunded and unsecured right to receive a Plan distribution determined and paid exactly in accordance with the Plan’s terms as interpreted in the discretion of the Plan Administrator.
(b)    No Employment Right: Participation in this Plan does not give any Participant the right to be retained in the Employer's or Company's employ. Accordingly, the Employer and Company reserve the right to terminate the employment of any Participant without any liability for any Claim (as defined above in Section 8.04) against the Employer or Company under this Plan, except for a Claim for the timely payment of any unpaid Plan distribution to the extent permitted by subsection (a) above.
(c)    Recovery of Excess Payments: For the avoidance of doubt, it is noted that this Plan provides that payments to, for or in connection with a Participant that are made (as of a point in time and to any person or entity) may not exceed the exact amount of payments, if any, that are due as of the time and to the person, determined based on the terms of the Plan that specify the amounts that are payable, the time as of which they are payable, and the person to whom they are payable. Accordingly, any excess payment or any other kind of overpayment, premature payment or misdirected payment (each one or more than one of which are hereafter referred to as an “Excess Payment”) may not be retained by the party receiving it, but must be restored promptly to the Plan (and with appropriate interest to extent deemed by the Plan Administrator to be necessary for a valid correction under Code section 409A or to be appropriate under all of the circumstances). In addition, it is clarified that, in exchange for Participant or Beneficiary status hereunder (or for having any other direct or indirect right or claim of right from the Plan, or solely as a result of having received an Excess Payment), any party receiving an Excess Payment automatically grants to the Plan the following nonexclusive rights –
(1)    A constructive trust and first priority equitable lien on any payment that is received directly or indirectly from the Plan and that is, in whole or part, an Excess Payment (such trust and lien shall be equal to the amount of the Excess Payment increased by appropriate interest) or upon the proceeds or substitutes for such payment, and any transfer shall be subject to such constructive trust and equitable lien (including one or more transfers to one or more persons, trusts or entities).
(2)    The right to offset (as necessary to recover the Excess Payment with appropriate interest) other payments that are properly payable by the Plan to the recipient of the Excess Payment; however, reliance on this right is in the discretion of the Plan Administrator, with due consideration to any limitations on offset that the Plan Administrator determines would apply under Code section 409A, and therefore the existence of an opportunity to apply this right of offset shall not diminish the Plan’s rights under paragraph (1) above or (3) below.

(3)    The right to bring any equitable or legal action or proceeding with respect to the enforcement of any rights in this Section in any court of competent jurisdiction as the Plan Administrator may elect, and following receipt of an Excess Payment the Participant or other person or entity hereby submits to such jurisdiction, waiving any and all rights that may correspond to such party’s present or future residence or location.
Any party receiving an Excess Payment shall promptly take all actions requested by the Plan Administrator that are in furtherance of the Plan’s recovery of the Excess Payment with appropriate interest. In all cases, this subsection shall maximize the rights of the Plan to recover improper payments and shall not restrict the rights of the Plan in any way, including with respect to any improper payment that is not addressed above. In addition, equitable or legal principles that might impair the Plan’s right of recovery of an Excess Payment with appropriate interest shall not apply (including the common fund doctrine and any requirement that funds not be commingled or dissipated in order to be recovered). For purposes of this subsection and the recovery of Excess Payments, “appropriate interest” shall mean a rate of interest (and a period for compounding) that is determined by the Plan Administrator, in its sole discretion, to be – (i) reasonable at the time, and (ii) sufficient to accomplish a valid correction under Code section 409A or to avoid enrichment of the recipient at the expense of the Plan (or both).
10.02    Unfunded Obligation of Individual Employer:
The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires an Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of this Employer with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary. In the event, a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for deferrals made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).
10.03    Other Plans:
This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04    Receipt or Release:
Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Recordkeeper, the Company, and all Employers, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
10.05    Governing Law:
This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law as would be applied in cases that arise in the United States District Court for the Western District of Kentucky and, to the extent not preempted by federal law, in accordance with the laws of the Commonwealth of Kentucky. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
10.06    Adoption of Plan by Related Employers:
The Plan Administrator may select as an Employer (other than the Company, which is automatically an Employer hereunder) any division of the Company, as well as any subsidiary or affiliate related to the Company by ownership (and that is a member of the YUM! Brands Organization), and permit or cause such division, subsidiary or affiliate to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.
10.07    Gender, Tense and Examples:
Unless the context clearly indicates to the contrary, (i) a reference to one or more genders shall include a reference to all the other genders, and (ii) the singular may include the plural, and the plural may include the singular. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).
10.08    Successors and Assigns; Nonalienation of Benefits:
This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Sections 5.05 and 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.
10.09    Facility of Payment:
Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.
10.10    Electronic Signatures:
The words “signed,” “signature,” and words of like import in or related to this Plan or any other document or record to be signed in connection with or related to this Plan by the Company, Plan Administrator, Executive or other individual shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the fullest extent permissible under applicable law.

ARTICLE XI – SIGNATURE/AUTHENTICATION
The 409A Program was first adopted and approved by the Company’s Board of Directors at its duly authorized meeting held in November of 2008, to be effective as of January 1, 2005, except as provided herein. Pursuant to a delegation of authority to the Company’s Chief People Officer, this 409A Program document is now hereby amended and restated effective as of January 1, 2026 (except as otherwise provided herein).

YUM! BRANDS, INC.

By:	/s/ Tracy Skeans
Tracy Skeans
Chief Operating Office and Chief People
Officer

Date:	12/23/2025

APPENDIX
The following Appendix articles modify particular terms of the Plan. Except as specifically modified in the Appendix, the foregoing main provisions of the Plan shall fully apply in determining the rights and benefits of Eligible Executives, Participants and Beneficiaries (and of any other individual claiming a benefit through or under the foregoing). In the event of a conflict between the Appendix and the foregoing main provisions of the Plan, the Appendix shall govern.

Appendix

APPENDIX ARTICLE A – RDC TRANSFERS
In the case of an individual who satisfies the eligibility requirements to become a Participant and who previously participated in the YUM! Brands Restaurant Deferred Compensation Plan (“RDC Plan”), then his or her undistributed RDC Plan balance (if any) shall generally be transferred to this Plan on the January 1st following the date on which the individual first satisfies the eligibility requirements to become a Participant. However, in the case of an individual who has an account under the RDC Plan as of immediately before the RDC Plan’s “Termination Time” (as that term is defined in Section 7.2(b) of the RDC Plan) and who was promoted to Level 12 or above not later than immediately before such Termination Time, such individual’s undistributed RDC Plan balance shall be transferred to this Plan as of immediately before such Termination Time. Thereafter, the individual’s transferred balance shall be maintained under this Plan. Because the RDC Plan was frozen prior to January 1, 2005 and all amounts were earned and vested as of December 31, 2004, any balance transferred from the RDC Plan shall be transferred to and maintained under the Pre-409 Program of this Plan, and accordingly shall not be subject to Section 409A. All elections made by a Participant under the RDC Plan with respect to the Participant’s transferred balance shall be preserved and shall apply under the Pre-409A Program to the fullest extent practicable, and to the extent the RDC Plan elections cannot be preserved the terms and conditions of the Pre-409A Program shall apply; however, notwithstanding the foregoing provisions of this sentence, the administration of elections shall in all cases avoid triggering a “material modification” within the meaning Treasury Regulation § 1.409A-6(a)(4).
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APPENDIX ARTICLE B – CERTAIN TRANSITION RULES
This Appendix Article B sets forth certain provisions that apply in connection with the Plan’s transition to compliance with Section 409A. Unless otherwise provided below, the provisions in this Appendix Article B were originally adopted on December 23, 2005.
B.1    Q&A-20(a) Cancellation:
This provision shall apply effective December 1, 2005 and solely in the case of Carl Geoff Spear (the “Executive”). During the period beginning December 1, 2005 and ending December 31, 2005, the Executive may elect to cancel the deferral of his 2005 bonus pursuant to the authority of Q&A-20(a) of Notice 2005-1. To be valid, any such election must be in writing, must be signed by the Executive and must be received by the Company’s Compensation Department no later than December 31, 2005. If the Executive makes an election under this Section B.1, the Executive’s 2005 bonus, if any, will be paid to the Executive in a single payment at the time in 2006 when it is considered “earned and vested” within the meaning of Notice 2005-1, i.e., at the time that other 2005 bonuses are generally paid to employees who did not elect to defer their 2005 bonus. This election does not apply to any other deferrals standing to the credit of the Executive under the Plan.
B.2    Conformance with Section 409A:
At all times from and after January 1, 2005, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals that were earned and vested before January 1, 2005 as being exempt from Section 409A, i.e., to preserve the grandfathered status of such pre-409A deferrals. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company, the Plan Administrator or both shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the pre-409A deferrals. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the pre-409A deferrals. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the pre-409A deferrals shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the pre-409A deferrals. In all cases, the provisions of this Section B.2 shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section. Notwithstanding the foregoing, this Section B.2 shall not apply after December 31, 2008.
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B.3    Dane Hudson – 19(c):
Pursuant to an election made on November 30, 2005 under Q&A-19(c) of IRS Notice 2005-1, the Company permitted Dane Hudson to irrevocably elect to revise the time of his lump sum payment of his 2001 Bonus Compensation to a time that was on or after December 2006. Such election to revise the time of payment must be filed with the Plan Administrator pursuant to the procedures and timing requirements established by the Plan Administrator for this purpose (such procedures and timing requirements to be consistent with the requirements of Q&A-19(c)).
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APPENDIX ARTICLE C – SPINOFF OF THE COMPANY’S CHINA BUSINESS
C.1    Scope.
In connection with the Company’s spinoff of its China business, this Article C supplements the basic document for the 409A Program. This Article is effective as of October 1, 2016, except as otherwise indicated.
C.2    Definitions.
This Section provides definitions for the following underlined words or phrases. Where they appear in this Article C with initial capitals, they shall have the meaning set forth below. Except as otherwise provided in this Article, all other defined terms shall have the meaning given to them by Article II.
(a)    Distribution Date. The “Distribution Date”, as that term is defined in the Separation and Distribution Agreement between the Company and Yum China.
(b)    Distribution Ratio. The number of shares of Yum China common stock that are distributed with respect to each share of YUM! Brands Common Stock in connection with the spinoff of Yum China by the Company.
(c)    Initial Transferred Participant. A Participant who transfers from the Company, or another member of the YUM! Brands Organization, to the Yum China Organization on the Distribution Date in connection with the Company’s spinoff of Yum China.
(d)    Post-Spin. As of the point in time that is immediately after the Distribution Date.
(e)    Pre-Spin. As of the point in time that is immediately before the Distribution Date.
(f)    Specified Participant. David C. Novak.
(g)    Subsequent Transferred Participant. A Participant who transfers from the Company, or another member of the YUM! Brands Organization, to the Yum China Organization during the Transition Period in connection with the Company’s spinoff of Yum China.
(h)    Transition Period. A limited period after the Distribution Date for transferring employees between the Company and the Yum China Organization by mutual agreement, as applicable under the terms of the Employee Matters Agreement between the Company and Yum China, as amended.
(i)    Yum China. Yum China Holdings, Inc.

(j)    Yum China Organization. The controlled group of organizations of which the Yum China is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the Yum China Organization only during the period it is one of the group of organizations described in the preceding sentence. The Yum China Organization shall be deemed to first exist as of the Distribution Date.
C.3    Blackout Period.
In connection with the Company’s spinoff of Yum China, there shall be a Blackout Period under the Plan during which normal administration of the Plan (including the availability of investment redirection) shall be suspended, except to the extent specified by the Plan Administrator. The Blackout Period shall begin and end on dates specified by the Plan Administrator. In the event a payroll date falls within the Blackout Period, special rules specified by the Plan Administrator may apply in valuing YUM! Brands Common Stock to convert Participant deferrals for the pay period into Phantom Share Equivalents. Accordingly, in determining a Participant’s Phantom Share Equivalents for this pay period, a Participant’s deferral amount shall be divided by the value of YUM! Brands Common Stock as determined by the Plan Administrator in accordance with these special rules.
C.4    Yum China Stock Funds.
Effective as of the Distribution Date, the Plan Administrator shall establish the following temporary investment options under the Plan: (i) the Yum China Stock Fund, (ii) the Yum China Matching Stock Fund, (iii) Yum China EE Matching Stock Fund, and (iv) Yum China ER Matching Stock Fund (each a “China Stock Fund” and collectively the “China Stock Funds”). Each Participant who has a Pre-Spin interest in the Phantom YUM! Brands Common Stock Fund, Phantom YUM! Brands Matching Stock Fund, Phantom YUM! Brands EE Matching Stock Fund or Phantom YUM! Brands ER Matching Stock Fund (each a “YUM! Brands Stock Fund”) shall be credited Post-Spin with a number of phantom shares of Yum China common stock, in the corresponding China Stock Fund, that is equal to the Pre-Spin number of phantom shares of YUM! Common Stock credited to the Participant in each YUM! Brands Stock Fund multiplied by the Distribution Ratio. Thereafter, the procedures for reflecting interests in the China Stock Funds shall be comparable to those used with respect the YUM! Brands Common Stock Fund, including maintenance of a Dividend Subaccount for each China Stock Fund. No deferrals of Base or Bonus Compensation may be directed for investment into the China Stock Funds.
(a)    Investment Reallocations. A Participant with an interest in the China Stock Funds may reallocate such interest to any investment options under the Plan that are available for this purpose at the time. Any such reallocation out of the China Stock Funds shall follow procedures for timing and operation that are comparable to those for reallocation out of the YUM! Brands Common Stock Fund. Notwithstanding the foregoing provisions of this subsection (a), the Specified Participant may not reallocate out of the China Stock Funds. In addition, no Participant may reallocate amounts into any of the Yum China Stock Fund.

(b)    Vesting. A Participant’s interest in the China Stock Funds shall be fully vested at all times.
(c)    Distributions. If a Participant becomes entitled to a distribution at a time when the Participant has an interest in the China Stock Funds, the Participant’s interest in the China Stock Funds shall be distributed in-kind. A distribution in-kind shall provide a whole share of Yum China common stock for each whole phantom share of Yum China common stock with which the Participant is credited at the time (and with cash for the value of any partial phantom share of Yum China common stock with which he is credited at the time).
(d)    Termination of the China Stock Funds. Effective as of the end of the day on October 31, 2018 (the “Specified Time”), the China Stock Funds shall cease to be available under the Plan.
(1)    Any amount still standing to the credit of a Participant in the Post-409A Program’s Yum China Matching Stock Fund, Yum China EE Matching Stock Fund or Yum China ER Matching Stock Fund as of the Specified Time shall automatically be reallocated to the YUM! Brands Common Stock Fund (or another phantom investment fund selected by the Plan Administrator and communicated to affected Participants not later than six months in advance of the Specified Time).
(2)    Any amount still standing to the credit of a Participant in the Yum China Stock Fund as of the Specified Time shall automatically be reallocated to a new phantom investment fund that is selected by the Plan Administrator and communicated to the affected Participants not later than six months in advance of the Specified Time.
Notwithstanding paragraphs (1) and (2) above, the automatic reallocation specified therein shall not apply if the Participant has submitted a different reallocation that is intended to apply upon termination of the China Stock Funds in accordance with the rules for investment reallocation then applicable under the Plan. Further, any amounts that are automatically reallocated as provided in paragraphs (1) and (2) above remain subject thereafter to investment reallocation by the Participant, as permitted under Plan at the time.
C.5    Treatment of Transferring Participants.
(a)    Maintenance of Accounts. The Account of each Initial Transferred Participant and Subsequent Transferred Participant under this Post-409A Program shall continue to be held upon the Participant’s transfer from the YUM! Brands Organization to the Yum China Organization. Thereafter, and until the Initial Transferred Participant’s or Subsequent Transferred Participant’s Account is distributed, the Participant shall continue to have the right (i) to redirect the investment of his Account, subject to any limitations on redirection that apply under this Post-409A Program, and (ii) to make Second Look Elections, subject to the requirements of Section 4.05.
(b)    Separation from Service and Distributions. Except as provided in paragraphs (1) and (2) below, the distribution provisions under this 409A Program (including the right to an accelerated distribution for certain unforeseeable emergencies under Section 6.05) shall apply in the usual manner to Initial Transferred Participants and Subsequent Transferred Participants.
(1)    Initial Transferred Participants. An Initial Transferred Participant shall not have a Separation from Service in connection with the Participant’s transfer from the Company to the Yum China Organization on the Distribution Date. Instead, the Initial Transferred Participant shall Separate from Service for purposes of this Plan when the Participant separates from service (determined applying principles of Section 409A) with the Yum China Organization. Therefore, to the extent the Initial Transferred Participant is to receive an amount deferred under this 409A Program upon Separation from Service, the time and manner of the distribution shall be determined taking into account such separation from service as if it were a Separation from Service from the YUM! Brands Organization. Notwithstanding the preceding provisions of this paragraph (1), whether an Initial Transferred Participant (who Post-Spin transfers directly back to the YUM! Brands Organization from the Yum China Organization) has a Section 409A separation from service in connection with such transfer back shall be determined under all of the facts and circumstances at the time.
(2)    Subsequent Transferred Participants. A Subsequent Transferred Participant shall have a Separation from Service as a result of the Participant’s transfer from the Company to the Yum China Organization on the date of the Participant’s post-Distribution Date transfer. Therefore, to the extent the Initial Transferred Participant is to receive an amount deferred under this 409A Program upon Separation from Service, the time and manner of the distribution shall be determined taking into account such Separation from Service.
C.6    Valuation of Company Stock.
To the extent that the value of Company stock is relevant under the Plan (including in connection with the Phantom YUM! Brands Common Stock Fund, the Phantom YUM! Brands Matching Stock Fund, the Phantom YUM! Brands EE Matching Stock Fund and the Phantom YUM! Brands ER Matching Stock Fund), the value of such stock shall always be determined in a manner that fully reflects any rights that a Participant or Beneficiary (or anyone claiming in respect of a Participant or Beneficiary) has to phantom Yum China stock (or cash or other rights based on phantom Yum China stock), including through an interest in any China Stock Fund (a “China Stock Right”). In particular, it is intended that there never be any duplication of value when valuing Company Stock in connection with a Participant’s having any China Stock Right. Accordingly, as the Plan Administrator deems it appropriate to accomplishing this purpose, the Plan Administrator may value Company stock using special valuation principles for any purpose under the Plan. It is intended that any such special valuation principles shall apply in a similar manner in connection with similar circumstances. This Section C.6 shall apply notwithstanding any other provision of the Plan.

APPENDIX ARTICLE D – ACQUISITION OF THE HABIT RESTAURANTS, LLC
D.1    Scope.
This Article D supplements the main portion of the Plan document in connection with the Company’s acquisition of The Habit Restaurants, LLC (“Habit”). It is effective as of the closing date of the acquisition of Habit by the YUM! Brands Organization (the “Closing”).
D.2    Status of Habit as an Adopting Employer.
For the period starting on the Closing and through December 31, 2021, Habit was not accorded the status of an adopting Employer under the Plan by the Company. Effective as of January 1, 2022, Habit was designated by the Company as an adopting Employer under the Plan.
D.3    Status of Habit Executives as Eligible Executives.
No individual providing services to Habit as an executive could become an Eligible Executive under the Plan during the period starting on the Closing and ending December 31, 2021. An individual providing services to Habit as an executive as of January 1, 2022, who satisfies the requirements to be an Executive on such date, and who satisfies all of the requirements in Section 3.01 to be an Eligible Executive on such date, shall become an Eligible Executive under the Plan as of such date. Following January 1, 2022, individuals providing services to Habit as Executive shall begin participation under the Plan in accordance with the terms governing participation in the main portion of the Plan document.
D.4    Years of Service.
In determining a Participant’s years of service, years of service with Habit prior to January 1, 2022, shall be considered.
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APPENDIX ARTICLE E – GLOBAL RULES FOR IDENTIFYING SPECIFIED EMPLOYEES UNDER COMPANY 409A PLANS EFFECTIVE MARCH 26, 2019
For purposes of all existing and future employment agreements, severance agreements, change-in-control agreements and other agreements, arrangements or plans entered into or sponsored by Yum! Brands, Inc. or any member of Yum! Brands Organization (the “Company”) and that constitute deferred compensation plans within the meaning of Section 409A(d) of the Internal Revenue Code of 1986 (the “Code”) and Treas. Reg. § 1.409A-1(a), an individual shall be considered a “specified employee” under Code Section 409A if he or she is determined to be a “key employee” of the Company. For this purpose, effective March 26, 2019, and subject to the last paragraph of these Global Rules, a key employee is any individual who is:
(a)    An officer of any member of the Yum! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));
(b)    A five-percent (5%) owner of any member of the Yum! Brands Organization; or
(c)    A one-percent (1%) owner of any member of the Yum! Brands Organization having annual compensation of more than $150,000.
For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers.
For purposes of (1) and (3) above, “annual compensation” means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g); provided, however, that effective as of the “key employee identification date” that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treas. Reg. § 1.415(c)-2(g)(5)(ii).
For purposes of these Global Rules, “Yum! Brands Organization” means the controlled group of organizations of which the Company is a part, as defined by Section 414 of the Code and the regulations thereunder. An entity shall be considered a member of the Yum! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.
Whether an individual is a key employee shall be determined in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith; provided, that Section 416(i)(5) of the Code shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A of the Code and that any modification of the foregoing Code Section 416(i) definition that applies under Section 409A of the Code shall be
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taken into account. The provisions of this definition shall be interpreted and applied in all respects to comply with Code Section 409A.
Notwithstanding the foregoing provisions of these Global Rules, the Company’s specified employees for the period from March 26, 2020 to March 31, 2020 shall be determined by combining the list of key employees determined as of December 31, 2018 for members of the Yum! Brands Organization as of such date (which list shall be determined in accordance with the foregoing provisions of these Global Rules) with the list of specified employees as of such date for Habit Restaurants, LLC (determined in accordance with the Section 2.25 of the Habit Restaurants Deferred Compensation Plan). Similarly, the Company’s specified employees for the period from April 1, 2020 to March 31, 2021 shall be determined by combining the list of key employees determined as of December 31, 2019 for members of the Yum! Brands Organization as of such date with the list of specified employees as of such date for Habit Restaurants, LLC. Each such combined list reflects an alternative method for identifying specified employees in accordance with Treas. Reg. § 1.409A-1(i)(5). Accordingly, it is expressly permissible for there to be more than 50 included on each such combined list based on their status as officers (only the underlying lists are limited to no more than 50 who are included based on their status as officers).
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APPENDIX ARTICLE F – INTERNATIONAL

ADDITIONAL TERMS AND CONDITIONS RELATING TO

YUM! BRANDS, INC. EXECUTIVE INCOME DEFERRAL PROGRAM
This Appendix includes additional terms and conditions that govern (i) interests in the YUM! Brands, Inc. Executive Income Deferral Program (the “EID Program”) and (ii) shares of YUM! Brands, Inc. Stock (“Shares”) that may be issued upon distribution from the EID Program in the case of employees of YUM! Brands, Inc. (YUM!”) or its divisions, subsidiaries or affiliates (collectively, the “Company”) residing outside of the United States. This Appendix may also provide additional provisions with regard to how Shares may be distributed. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the EID Program plan document or the EID Program prospectus (the “Prospectus”). In those cases where this Appendix references the text of a prospectus that is specific to those employed in a particular country (a “referenced prospectus”), the EID Program shall be interpreted and applied as if the text of such referenced prospectus were fully set forth in this Appendix.
General Provisions
Eligibility
Unless specifically noted in this Appendix, eligibility provisions provided in the Prospectus apply. International participants are eligible to participate in the EID Program provided they are residents of any of the following countries located outside of the United States (the “Eligible Countries”):
•Australia
•Canada
•India
•Italy
•Netherlands
•South Africa
•Thailand
•United Arab Emirates (including Dubai)
•United Kingdom
The Participant understands that if he/she is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers employment and/or residence after the making an EID Program deferral election, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Plan Administrator shall, in its sole discretion, determine to what extent the terms and conditions contained herein shall apply. Eligibility in one location does not guarantee eligibility in a different location.
Deferral Elections
As a Participant in an Eligible Country, you may defer all or a portion of your bonus only into the YUM! Matching Stock Fund (unless other investment options specifically are available for a particular country). During the deferral period, you may elect to make one subsequent Payment Election (unless specifically noted otherwise below) to alter your form of distribution or to extend your deferral period. Base salary deferrals and other investment choices are not available (unless specifically noted otherwise below). Consult specific country details provided in this Appendix.
As noted, you may make one subsequent “Payment Election” to select between a lump sum payment and installment payments, and even extend your deferral period (only in Eligible Countries that allow for such an election – see country-specific sections that follow).  This is called a “relook.”  If you elect to extend your deferral period, the subsequent Payment Election must be made at least 12 months prior to the scheduled payment date and must extend the scheduled payment date by at least 5 years.  Any subsequent Payment Election is subject to the following:
•You must make the election at least 12 months prior to the scheduled payout date.
•The new payment date must be at least five years after the scheduled payout date.
•You may not elect separation of employment when you make a Payment Election that extends the deferral period.
•You may receive payment in a lump sum or in installments.
•Effective January 1, 2024, annual installments over a period of 2, 5 or 10 years are available (prior to January 1, 2024, quarterly, semi-annual or annual installments may be elected for up to 20 years).
•If you originally elected installment payments, you may later elect a lump sum payout; however, the lump sum may be paid no earlier than five years after the first payment date you originally elected to receive your first installment.
•Likewise, if you originally elected a lump sum payment, you may later elect installment payments; however the first installment may be paid no earlier than five years after the date you originally elected as the date to receive your lump sum payment.
•Regardless of your election, payments cannot be made after age 80.
Dividends
Any dividends accrued under the EID Program shall be treated according to the details provided in the Prospectus unless specifically noted otherwise in the country specific details provided in this Appendix.
Timing of Deferral Payout
The timing of deferrals is provided in the Prospectus unless specifically noted in the country details provided below.
Taxation
For investments in the YUM! Matching Stock Fund or YUM! Stock Fund (if eligible), applicable U.S. and non-U.S. federal, state, and local taxes will not be withheld from the EID Program distribution. You may be contacted to make arrangements for withholding. Certain taxation provisions noted in the Prospectus do not apply to participants in Eligible Countries. It is advised that Participants consult their tax professionals prior to making deferral elections. Yum makes no representations or warranty with respect to the tax impact of your deferrals.

Beneficiary Elections
Beneficiary elections will be honored to the extent legally permissible, valid and enforceable in your country.
Participation and Holdings are Not Part of Employment Relationship
Deferrals into the EID Program, and any Shares acquired pursuant to distributions from the EID Program, are not part of your employment relationship with your employer and are completely separate from your salary or any other remuneration or benefits provided to you by your employer. This means that any benefit you realize, or may have realized, from participation in the EID Program is not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, payments during a notice period or in lieu of notice, superannuation, provident fund, pension, retirement or similar contributions, or welfare benefits or similar mandatory payments.
Nature of Offer to Participate in the EID Program
Further, in choosing to participate in the EID Program, you acknowledge, understand and agree that:
•the EID Program is established voluntarily by YUM!, it is discretionary in nature and it may be modified, amended, suspended or terminated by YUM! at any time, to the extent permitted by the plan document;
•the offer of participation in the EID Program is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future offers, or benefits in lieu of such offers, even if participation has been offered in the past;
•all decisions with respect to EID Program, including future offers of participation, if any, will be at the sole discretion of YUM!;
•you are voluntarily participating in the EID Program;
•the offer of participation in the EID Program, and the Shares issued or cash paid pursuant to the EID Program, and the income from and value of same, are not intended to replace any pension rights or compensation;
•unless otherwise agreed with YUM! in writing, the EID Program and any Shares issued or cash paid pursuant to the EID Program, and the income from and value of same, are not offered as consideration for, or in connection with, any service you may provide as a director of any YUM! subsidiary or affiliate;
•the future value of Shares that may be issued under the EID Program is unknown, indeterminable and cannot be predicted with certainty; and
•the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the deferred amount or of any amounts due to you pursuant to the EID Program or the subsequent sale of any Shares acquired pursuant to the EID Program.
Imposition of Other Requirements
YUM! reserves the right to impose other requirements on your participation in the EID Program and on any Shares issued pursuant to the EID Program, to the extent YUM! determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
Language
You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English, as to allow you to understand the terms of the EID Program, including this Appendix and any other documents related to the EID Program. If you have received any documentation related to the EID Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
No Advice Regarding the EID Program
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the EID Program, or your acquisition or sale of any Shares acquired under the EID Program. You should consult with your own personal tax, legal and financial advisors regarding your participation in the EID Program before taking any action related to the EID Program.
Insider Trading / Market Abuse Laws
You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and, if different, your country, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares under the EID Program during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable YUM! insider trading policy. The Company will not be responsible for such restrictions or liable for the failure on your part to know and abide by such restrictions. You should consult with a personal legal adviser to ensure compliance with local laws.
Foreign Asset/Account Reporting Requirements and Exchange Controls
Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares issued pursuant to a distribution from the EID Program or cash received from participating in the EID Program (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired pursuant to a distribution from the EID Program) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the EID Program to your country through a designated bank or broker within a certain time after receipt. You are responsible for complying with such regulations, and should consult a personal legal advisor for any details.

Application of U.S. Laws
Certain U.S. laws referenced in the Prospectus will not apply to employees residing outside of the United States. Should employees be transferred to the United States, these laws may apply. If the Participant is uncertain if a particular U.S. law applies, he/she should seek appropriate legal advice as to how the relevant laws in the U.S. may apply.
Application of Local Laws (Outside of the U.S.)
This Appendix includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the EID Program. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2018. Such laws are often complex and change frequently. As a result, YUM! strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the EID Program because the information may be out of date at the time that the Participant makes an election to defer into the EID Program or upon the distribution of Shares resulting from participation in the EID Program.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
AUSTRALIA
Participants residing in Australia should consult the Australian specific Prospectus.
CANADA
Distributions
All distributions from the EID Program must be settled in newly issued Shares. Any fractional Share amount existing at the time of distribution shall be forfeited. In the case of a distribution, in lieu of withholding distributable Shares for any applicable tax withholding, the Participant may elect to provide a check to cover the applicable withholding tax.
Dividends
Dividends accrued under the EID Program shall remain in a dividend subaccount until briefly prior to any distribution of accrued dividends, and may be credited with earnings prior to the distribution. Such earnings are determined by the Plan Administrator, and they are currently based on the earnings that would apply based on the return under the EID Program’s Stable Value Fund Account. At that time, the value of your accrued dividends in the dividend subaccount will be automatically reinvested in the phantom YUM! Brands Matching Stock Fund (the “Option”). As provided above, the Participant’s interest in the Option will be settled in newly issued Shares. Any fractional Share amount existing at the time of distribution shall be forfeited.

Hardship Requests
No hardship distribution may occur prior to the end of the two year risk of forfeiture period.
Data Privacy
The following provision will apply if the Participant is a resident of Quebec:
The Participant hereby authorizes YUM! and YUM!’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the EID Program. The Participant further authorizes YUM! and any subsidiary or affiliate and the EID Program plan administrator to disclose and discuss the EID Program with his/her advisors. The Participant further authorizes his or her employer to record such information and to keep such information in the Participant’s employee file.
French Language Provision
The following provision will apply if the Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided in English.
Les parties reconnaissent avoir exigé que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié directement ou indirectement à le Programme EID, soient rédigés en langue anglaise.
Securities Law Information
The Participants is permitted to sell Shares acquired as a result of a distribution from the EID Program provided the sale of Shares takes place outside of Canada.
Exchange Control Information
The Participant is solely responsible for complying with applicable exchange control rules in Canada and is advised to consult with his or her personal legal and/or financial advisors to ensure such compliance.
Foreign Asset/Account Reporting Information
Canadian residents are required to report any foreign specified property (including cash held outside of Canada and Shares issued under the EID Program) on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 must be filed with the Participant’s annual tax return by April 30 of the following year for every year during which his or her foreign specified property exceeds C$100,000. The Participant should consult with his or her personal tax advisor to determine the specific reporting requirements.

INDIA
Deferral Elections
You must elect to defer one (1) year in advance of the performance period, before a determination of the bonus payment amount is made. Any deferral election that is not made 1 year in advance shall not be honored.
Exchange Control Information
The Participant is solely responsible for complying with applicable exchange control rules in India and is advised to consult with his or her personal legal or financial advisors to ensure such compliance. In particular, the Participant should consult his or her personal advisor before selling Shares or remitting any sale proceeds to India, as exchange control requirements are subject to frequent change.
When the employees sell stock obtained under the Plans, they must repatriate the proceeds to India within 90 days of receipt. Employees should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (the “FIRC”) from the bank where they deposit the foreign currency. Employees should provide copies of the FIRCs to the Indian subsidiary upon request.
Taxation
For investments in the YUM! Matching Stock Fund, applicable taxes will be withheld from the EID Program distribution. You may be contacted to make arrangements for withholding. It is advised that Participants consult their tax professionals prior to making deferral elections. Yum makes no representations or warranty with respect to the tax impact of your deferrals.
ITALY
Fair Market Value
In Italy, for tax purposes, the fair market value of the Shares is the average closing price of the Shares in the month preceding the relevant taxable event.
Data Privacy
Pursuant to Section 13 of the Legislative Decree no. 196/2003, the Participant understands that the Company, including the Participant’s employer and YUM! may hold certain personal information about him or her, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number (to the extent permitted under Italian law), passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of participation in the EID Program or other entitlements to Shares or equivalent benefits granted, awarded, canceled, exercised, vested, unvested, distributed, settled or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, managing and administering the EID Program and in compliance with applicable laws
The Participant also understands that providing YUM! with Data is necessary for the performance of the EID Program and that his or her refusal to provide such Data would make it impossible for YUM! to perform its contractual obligations and may affect the Participant’s ability to participate in the EID Program. The controller of personal data processing is YUM! with registered offices at 1441 Gardiner Lane, Louisville, Kentucky 40213, United States, and the Participant’s employer, which is also YUM!’s representative in Italy for privacy purposes pursuant to Legislative Decree no. 192/2003.
The Participant understands that Data will not be publicized or used for direct marketing purposes. The Participant further understand that the Participant’s employer and YUM! and any YUM! subsidiary will transfer Data among themselves as necessary for the purposes of implementing, administering and managing the Participant’s participation in the EID Program, and that the employer and YUM! and any subsidiary may each further transfer Data to VOYA and Merrill Lynch. Data also may be transferred to certain other third parties assisting YUM! with the implementation, administration and management of the EID Program, including any transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired under the Plan subject to the terms of the EID Program. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in the EID Program. The Participant understands that these recipients may be located inside or outside of the European Economic Area, such as in the United States or elsewhere. Should YUM! exercise its discretion in suspending all necessary legal obligations connected with the administration and management of the EID Program, it will delete Data as soon as it has completed all of the necessary legal obligations connected with such administration and management of the EID Program. In any event, Data will be stored only for the time needed to fulfil the purposes described above.
The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The use, processing and transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto, as such use, processing and transfer is necessary to performance of contractual obligations related to implementation, administration, and management of the EID Program, as discussed above. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the use, processing and transfer of Data. The Participant also has the right to data portability and to lodge a complaint with the Italian supervisory authority.
For more information on the collection, use, processing and transfer set forth in this document, the Participant may contact the human resources representative designated by his or her employer and/or YUM!.
Foreign Asset/Account Reporting Information
If the Participant holds investments abroad or foreign financial assets (e.g., shares acquired upon distribution of EID Program deferral or cash from EID distribution or sale that may generate income taxable in Italy, the Participant is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value.

Foreign Asset Tax Information
The value of the financial assets (e.g., Shares acquired upon distribution from the EID Program or cash from EID distribution or the sale of such Shares, etc.) held outside of Italy by Italian residents is subject to a foreign asset tax levied at an annual rate of 0.2%. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year.
Exchange Control Information
The Participant is solely responsible for complying with applicable exchange control rules in Italy and is advised to consult with his or her personal legal or financial advisors to ensure such compliance.
NETHERLANDS
Deferral Period
Deferral period must be for only two years. Once a risk of forfeiture no longer exists, the entire deferral amount will be distributed immediately. No subsequent payment election is permitted.
Exchange Control Information
The Participant is solely responsible for complying with applicable exchange control rules in the Netherlands and is advised to consult with his or her personal legal or financial advisors to ensure such compliance.
SOUTH AFRICA
Securities Law Information
Neither the offer to participate in the EID Program nor the Shares that may be acquired upon distribution from the EID Program shall be publicly offered or listed on any stock exchange, as applicable, in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act 71 of 2008 (the “Companies Act”) and is not subject to the supervision of any South African governmental authority.
Pursuant to Section 96 of Companies Act, the offer must be finalized within six months following the date the offer is communicated to the Participant. If the Participant has neither accepted nor declined the offer within six months following the date the offer is communicated to the Participant, the Participant will be deemed to have declined the offer.
Exchange Control Information
The Participant is solely responsible for complying with applicable exchange control rules in South Africa and is advised to consult with his or her personal legal or financial advisors to ensure such compliance.

THAILAND
YUM! Matching Stock Fund
Effective January 1, 2024, if a participant voluntarily terminates or is involuntarily terminated with cause within 2 years of the deferral, only the value of the matching contribution, as well as any phantom appreciation and stock dividends on the matching contribution are forfeited.
Taxation
Taxation on the initial deferral will occur at time of bonus payment, immediately prior to deferral. Additional taxation on the match and gains, is the responsibility of the participant and is advised to consult with his or her personal tax professional prior to making deferral elections.
Exchange Control Information
The Participant is solely responsible for complying with applicable exchange control rules in Thailand and is advised to consult with his or her personal legal or financial advisors to ensure such compliance.
UNITED ARAB EMIRATES
Eligible Pay
Only Bonus compensation paid in UAE dirham may be deferred into the EID Program. Bonus compensation may be deferred following applicable reductions for certain benefits such as welfare deductions.
Investment Offerings
Participants residing in the UAE are eligible to defer into any of the following basic investment opportunities:
•Stable Value Fund Account
•Bond Market Index Fund
•Large Company Index Fund
•YUM! Stock Fund
•YUM! Matching Stock Fund
Taxation
You are not expected to be subject to income tax in the UAE on either the amount you defer at the time of deferral or on your EID Program distribution. Should you reside outside the UAE at the time of your EID Program distribution, you may be subject to income tax in that country.
Securities Law Notification
The offer to participate in the EID Program is made only to individuals who satisfy the EID Program definition of “Eligible Employee” and constitutes an “exempt personal offer” of equity incentives to employees in the United Arab Emirates. The EID Program and any other documents related to the EID

Program are intended for distribution only to Eligible Employees and must not be delivered to, or relied on, by any other person.
Any securities (i.e., Shares) acquired under the EID Program may be subject to restrictions on their resale. Prospective acquirers of the Shares offered should conduct their own due diligence with respect to the Shares. If the Participant does not understand the contents of this statement, the EID Program prospectus or the EID Program document, he or she should consult an authorized financial advisor.
The Ministry of Economy, Dubai Department of Economic Development, Emirates Securities and Commodities Authority and Central Bank do not have any responsibility for reviewing or verifying any documents in connection with this statement, the EID Program prospectus or the EID Program document, nor have they reviewed, verified or approved this statement, the EID program prospectus or the EID Program document or any of the information set forth therein.
Exchange Control Information
The Participant is solely responsible for complying with applicable exchange control rules in the United Arab Emirates and is advised to consult with his or her personal legal or financial advisors to ensure such compliance.
UNITED KINGDOM
Participants residing in the United Kingdom should consult the UK specific Prospectus.